   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1996


                                                      REGISTRATION NO. 333-13197

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO


                                   FORM SB-2
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                          NOUVEAU INTERNATIONAL, INC.

             (Exact name of Registrant as specified in its charter)

         DELAWARE                       5046                      23-2932617
 (State or jurisdiction of        (Primary Standard            (I.R.S. Employer
     incorporation or         Industrial Classification       Identification No.)
       organization)                Code Number)

                               212 PHILLIPS ROAD
                           EXTON, PENNSYLVANIA 19341
                    (Address of principal place of business)

                               GARY W. BLACK, SR.
         CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER
                          NOUVEAU INTERNATIONAL, INC.
                               212 PHILLIPS ROAD
                           EXTON, PENNSYLVANIA 19341
                    (610)524-8393/(610) 524-9535 (TELECOPY)
 (Name, address, and telephone number of principal executive offices and agent for service)

                           --------------------------

                                   COPIES TO:

      ROBERT STEVEN BROWN, ESQ.                 ROGER A. TOLINS, ESQ.
       MICHAEL A. MEISLER, ESQ.                   Tolins & Lowenfels
  Brock, Fensterstock, Silverstein,           A Professional Corporation
        McAuliffe & Wade, LLC                    12 East 49th Street
         One Citicorp Center                   New York, New York 10017
         153 East 53rd Street               (212) 421-1965/(212) 888-7706
       New York, New York 10022                       (Telecopy)
    (212) 371-2000/(212) 371-5500
              (Telecopy)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. /X/

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX / /

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                               See attached page.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


       TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM    PROPOSED MAXIMUM
          SECURITIES TO BE                AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
             REGISTERED                    REGISTERED           UNIT (1)           PRICE (1)        REGISTRATION FEE
Common Stock, par value $.001 per          1,265,000              $5.00               $6,325,000         $1,916.67
  share                                    Shares (2)
                                            110,000
Underwriter's Warrants                    Warrants (3)              .001                  110.00               0.04
Common Stock, par value $.001 per           110,000                  6.25                687,500             208.34
  share                                    Shares (4)
Common Stock, par value $.001 per          1,654,225                 5.00           8,271,125.00           2,508.41
  share                                    Shares (5)
TOTAL                                        --                --                 $15,283,735.00          $4,633.46  (6)


(1) Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.


(2) Includes 165,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company which the Underwriter has the option to purchase to cover over-allotments, if any.



(3) To be acquired by the Underwriter.



(4) Issuable upon exercise of the Underwriter's Warrants.



(5) This Registration Statement also registers the resale from time to time by the holders thereof of 704,225 shares of Common Stock issuable upon the exercise of common stock purchase warrants issued by the Company in 1996 and 950,000 shares of Common Stock acquired by an entity in transactions exempt from registration under the Securities Act of 1933, as amended.



(6) A filing fee of $11,343.62 was previously paid. Accordingly, no additional filing fee is required upon the filing of this Registration Statement.

                                EXPLANTORY NOTE


    This Registration Statement covers the registration of, among other things,
(i) up to 1,265,000 shares of Common Stock, par value $.001 per share, (the "Common Stock"), including the shares of Common Stock to cover over-allotments of Nouveau International, Inc. (the "Company"), a Delaware corporation, for sale by the Company in an underwritten public offering, and (ii) an additional 1,654,225 shares of Common Stock for the sale by the holders thereof (the "Selling Stockholders") for resale from time to time by the Selling Stockholders, subject to the contractual restrictions that the Selling Stockholders may not sell the shares of Common Stock held by the Selling Stockholders for a specified period after the closing of the underwritten public offering.



    The complete Prospectus relating to the underwritten offering follows immediately after this explanatory note. Following the Prospectus for the underwritten offering are pages of the Prospectus relating solely to the shares of Common Stock held by the Selling Stockholders, including alternative front and back cover pages and the sections entitled "Concurrent Public Offering," "Plan of Distribution," and "Selling Stockholders," to be used in lieu of sections entitled "Concurrent Offering," and "Underwriting" in the Prospectus relating to the underwritten offering. Certain sections of the Prospectus for the underwritten offering will not be used in the Prospectus relating to the shares of Common Stock held by the Selling Stockholders, such as "Use of Proceeds."

                             CROSS REFERENCE SHEET


ITEM NUMBER OF FORM SB-2                                                    LOCATION OR CAPTION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Front of the Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Outside Front Cover Page
                                                                  Inside Front and Outside Back Cover Pages of the
       2.  Inside Front and Outside Back Cover Pages of             Prospectus
             Prospectus.........................................
       3.  Summary Information and Risk Factors.................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Prospectus Summary; Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page; Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Principal Stockholders
       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting
       9.  Legal Proceedings....................................  Business--Legal Proceedings
      10.  Directors, Executive Officers, Promoters, and Control
             Persons............................................  Management--Directors and Executive Officers
      11.  Security Ownership of Certain Beneficial Owners and
             Management.........................................  Principal and Management Stockholders
      12.  Description of Securities............................  Outside Front Cover Page; Description of Securities
      13.  Interest of Named Experts and Counsel................  Legal Matters; Experts
      14.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Part II
      15.  Organization.........................................  Not Applicable
      16.  Description of Business..............................  Business
      17.  Management's Discussion and Analysis of Plan of        Management's Discussion and Analysis of Financial
             Operation..........................................    Condition and Results of Operations
      18.  Description of Property..............................  Business--Facilities
      19.  Certain Relationships and Related Transactions.......  Certain Transactions
      20.  Market for Common Equity and Related Stockholder
             Matters............................................  Dividend Policy; Description of Securities
      21.  Executive Compensation...............................  Management--Executive Compensation
      22.  Financial Statements.................................  Financial Statements
      23.  Changes in and Disagreements with Accountants on
             Accounting and Financial Disclosure................  Not Applicable
      24.  Indemnification of Directors and Officers............  Part II
      25.  Other Expenses of Issuance and Distribution..........  Part II
      26.  Recent Sales of Unregistered Securities..............  Part II
      27.  Exhibits.............................................  Part II; Exhibits
      28.  Undertakings.........................................  Part II
      29.  Financial Statements.................................  Financial Statements

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO
BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                                1,100,000 SHARES


                          NOUVEAU INTERNATIONAL, INC.


                                  COMMON STOCK



    Nouveau International, Inc., a Delaware corporation (the "Company"), is hereby offering 1,100,000 shares (the "Shares") of its common stock, par value $.001 per share (the "Common Stock"). In addition, concurrently with this offering, certain selling stockholders (the "Selling Stockholders") are offering for resale up to an aggregate of 1,654,225 shares of Common Stock subject to certain restrictions on resale described herein. See "Concurrent Sales by Selling Stockholders."



    The Common Stock is traded on the OTC Bulletin Board under the symbol "VEND." On December 19, 1996, the closing sale price for the Common Stock was $5.50 per share. See "Price Range of the Common Stock."



    SEE "RISK FACTORS," COMMENCING ON PAGE 8, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.


                                       PRICE TO PUBLIC       UNDERWRITING DISCOUNT(1)   PROCEEDS TO COMPANY(2)
Per Share........................             $                         $                         $
Total(3).........................             $                         $                         $



(1) Does not include additional consideration to be received by Americorp Securities, Inc. (the "Underwriter") in the form of (a) a 3% non-accountable expense allowance and (b) warrants (the "Underwriter's Warrants") entitling the Underwriter to purchase up to 110,000 shares of Common Stock at a price per share equal to 125% of the public offering price per Share. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."



(2) Before deducting estimated expenses of $      , including the Underwriter's
    non-accountable expense allowance of $      ($      in the event of the
    exercise in full of the Underwriter's over-allotment option), which are payable by the Company.



(3) The Company has granted the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to an additional 165,000 shares of Common Stock at the public offering price, less underwriting discounts, solely to cover over-allotments, if any. If the over-allotment option granted to the Underwriter is exercised in full, the Price to Public, Underwriting Discount, and Proceeds to Company, will be
    $         , $        , and $         , respectively. See "Underwriting."


                         ------------------------------


    The Shares are being offered by the Underwriter, subject to prior sale, when, as, and if delivered to, and accepted by, it and subject to its right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of certificates will be made against payment therefor at the offices of Americorp Securities, Inc., One New York Plaza, New York, New
York 10004, on or about       , 1996.


                            ------------------------


                           AMERICORP SECURITIES, INC.


              THE DATE OF THIS PROSPECTUS IS               , 1996

[The inside of the front cover of the Prospectus contains pictures of the Company's Pizza Chef-Registered Trademark- vending machine, Pizza
Chef-Registered Trademark- Mini-Express vending machine, and several pizza pies with various toppings, which The Company's vending machines store, cook, and serve.]



[The inside of the back cover of the Prospectus contains a picture of the various sandwiches stored, cooked, and served by the Company's vending machines. In addition, there is a caption box containing a picture of the Company's sandwich vending machine.]



    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OTC BULLETIN BOARD OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE HEADING "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "NOTE REGARDING FORWARD-LOOKING STATEMENTS." UNLESS OTHERWISE INDICATED HEREIN, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO (I) THE EXERCISE OF THE OVER-ALLOTMENT OPTION, (II) THE ISSUANCE AND/OR EXERCISE OF THE UNDERWRITER'S WARRANTS, AND (III) THE EXERCISE OF WARRANTS OUTSTANDING ON THE DATE OF THIS PROSPECTUS EXERCISABLE FOR AN AGGREGATE OF 704,225 SHARES OF COMMON STOCK. THE INFORMATION IN THIS PROSPECTUS RELATING TO SHARES OF COMMON STOCK AND PER SHARE AMOUNTS (I) GIVES RETROACTIVE EFFECT TO A 1.5204793-FOR-ONE STOCK SPLIT EFFECTED BY THE COMPANY IN JANUARY 1996, (II) GIVES EFFECT TO THE CONTRIBUTION TO THE COMPANY OF AN AGGREGATE OF 2,000,000 SHARES OF COMMON STOCK BY CERTAIN STOCKHOLDERS EFFECTED ON NOVEMBER 18, 1996, (III) GIVES EFFECT TO THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF PREFERRED STOCK TO 3,000,000 EFFECTED ON NOVEMBER 22, 1996, AND (IV) GIVES EFFECT TO THE CONVERSION OF 70 SHARES OF SERIES A 4% CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK (THE "SERIES A PREFERRED STOCK") INTO 1,125,000 SHARES OF COMMON STOCK AND THE ISSUANCE OF AN AGGREGATE OF AN ADDITIONAL 675,050 SHARES OF COMMON STOCK TO HOLDERS OF THE SERIES A PREFERRED STOCK TO INDUCE THE HOLDERS THEREOF TO ENTER INTO CERTAIN CONTRACTUAL ARRANGEMENTS WITH THE COMPANY RELATING TO RESTRICTIONS ON THE RESALE OF CERTAIN SHARES OF COMMON STOCK OWNED THEREBY OR ISSUABLE THERETO UPON THE EXERCISE OF OUTSTANDING WARRANTS. SEE "CERTAIN TRANSACTIONS." AS USED IN THIS PROSPECTUS, THE TERM "COMPANY" MEANS, UNLESS THE CONTEXT OTHERWISE REQUIRES, NOUVEAU INTERNATIONAL, INC., A DELAWARE CORPORATION, THE SUBSIDIARIES THEREOF, AND THE PREDECESSORS OF THE FOREGOING.


                                  THE COMPANY

    The Company has developed a proprietary turnkey system (the "Food System") for the automated vending of hot meals. The combination of technologies developed by the Company which, when combined, comprise the Food System, currently consists of:

    (1) a patented fully-robotic coin-operated hot food vending machine capable of storing, cooking, and serving specialty foods using proprietary Company-developed formulations and packaging;


    (2) a proprietary packaging system utilizing a patented shape and patent-pending technology that protects a frozen food product from freezer degradation, but allows the products stored in it to be microwave, infrared, or impingement heated/cooked without being removed from the box;



    (3) a proprietary patent-pending formulation for dough-based products which has distinctive features that allow the products made from this formulation, such as pizzas and breads, to be baked, frozen, stored frozen, and rapidly reheated by microwave, infrared, or impingement heating/ cooking without adversely affecting the taste, consistency, or desired features of the dough-based food product; and


    (4) a microwave oven which has been modified to proprietary specifications and allows for complete and consistent cooking throughout the food item.


    In addition to the fully-robotic vending machine which both stores and cooks food products utilizing the Company's proprietary formulations, the Company also offers a non-robotic, food-dispensing machine. The non-robotic machine stores food products in the Company's proprietary food packaging, but does not cook, serve food, or take money automatically; rather, it requires the customer to manually deliver the food product to the machine's microwave oven and pay a cashier or attendant. The Company also has in development a semi-robotic machine. The semi-robotic machine stores frozen food product in the Company's packaging and takes money automatically, but requires the consumer to manually deliver the food product to the microwave oven. The Company currently does not anticipate marketing the semi-robotic machine until 1998, if at all.



    The Company currently produces pizza products and sandwiches for sale through vending machines manufactured by the Company. The Company markets its pizza product and its pizza vending machines under the registered trademark "Pizza Chef-Registered Trademark-". The Company markets its vending and food-dispensing machines for $1,000 to $7,000 per unit.



    The Company believes that its Food System is distinctive in the following two respects: (i) the packaging system and dough formulation allow dough-based products to be microwave cooked without damaging the taste and quality of such products; and (ii) the fully-robotic vending machine operates as a turnkey system which takes money, cooks, and serves hot food products in times as short as 60 seconds.



    In May 1996, the Company acquired the technology and certain inventory relating to an additional fully-robotic hot food vending machine. This vending machine, which is currently in the development stage, differs from the Company's own machines in that it is designed for the vending of name brand frozen food products. While the Company's machines are designed to function only with the Company's proprietary food packaging and formulations, this machine is designed to vend frozen food product from a variety of major food manufacturers. The Company believes that having the ability to vend nationally-recognized, name brand products will allow it to serve a segment of the hot-food vending market that its current product line is not designed to address.


    The Company's operating strategy is: (i) to continue to secure strategic licensing and distribution agreements for the manufacture and distribution of its vending and food dispensing machines on a global basis; (ii) to continue to develop a network of licensees and distributors for the supply of food products to owner/operators of the Company's vending and food dispensing machines in such markets; and (iii) to establish a Company-operated food production facility to manufacture food products to be vended through the Company's vending and food-dispensing machines. See "Business--License Agreements" and "Business--Food Product Line."

    Notwithstanding the foregoing, investors should be aware that the Company's future plans are subject to a number of variables outside of its control, and there can be no assurance that the Company will be able to implement any or all of such plans or that such plans, when and if implemented, will be successful.


    To date, the Company's operations have been limited to arranging distributorships for the Company's vending and food-dispensing machines, selling a limited number of the fully-robotic vending machines to such distributors from the Company's inventory for test marketing in their local markets, and selling food products. Accordingly, the Company's future plans are subject to known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from any future performance implied herein.



    Until January 1996, the Company was a publicly traded corporation not engaged in any business activity and with virtually no assets. In January 1996, the Company acquired its operating subsidiaries (the "Predecessor Company"), the theretofore independent owner of the Food System, and the technology and intellectual property relating thereto. At the time of such acquisition, the Predecessor Company had recently emerged from a bankruptcy proceeding which was necessitated by circumstances which the Company believes were largely beyond the control of the Predecessor Company. The principal members of the Company's management comprised management of the Predecessor Company at the time of its filing and emergence from bankruptcy. See "Risk Factors" and "Business--Bankruptcy Reorganization."


    The Company was reincorporated under the laws of the State of Delaware on January 16, 1996 and was originally incorporated under the laws of the State of Florida on March 19, 1981 under the name Health Management, Inc. The principal offices of the Company are located at 212 Phillips Road, Exton, Pennsylvania 19341 and its telephone number is (610) 524-8393.

                                  THE OFFERING


Common Stock Offered by the
  Company.........................  1,100,000 shares
Offering Price....................  $   per Share
Common Stock Outstanding Prior to
  this Offering...................  11,050,038 shares (1)
Common Stock Outstanding Following
  This Offering...................  12,150,038 shares (1)
Risk Factors......................  The purchase of the Shares is speculative and involves substantial risk. Prospective investors should carefully
                                    review and consider the information set forth under
                                    "Risk Factors."
Use of Proceeds...................  Repayment of the May Private Financing (as defined herein), repayment of payables, acquisition of bakery
                                    equipment, facility acquisition, repayment of short-term
                                    indebtedness, and general corporate and working capital
                                    purposes.
OTC Bulletin Board Trading
  Symbol..........................  VEND


------------------------


(1) Excludes (i) up to 112,560 shares of Common Stock issuable upon exercise of the warrants (the "January Warrants") issued by the Company in connection with a private financing which closed on January 17, 1996 (the "January Private Financing"), (ii) up to 491,665 shares of Common Stock issuable upon exercise of the warrants (the "May Warrants," and, together with the January Warrants, the "Warrants"), issued by the Company in connection with a private financing which closed in May and July 1996 (the "May Private Financing," and, together with the January Private Financing, the "Private Financings"), (iii) up to 100,000 shares of Common Stock issuable upon exercise of the warrants issued by the Company in connection with the acquisition, by a third party, of the Company's facility located in West Goshen, Pennsylvania, and the leasing of such facility to the Company (the "Lease Warrants"), (iv) up to 165,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option, and (v) up to 110,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants. See "Underwriting."

                         SUMMARY FINANCIAL INFORMATION


    The following selected statement of operations data for the years ended December 31, 1995 and 1994, and the selected balance sheet data at December 31, 1995, are derived from the Financial Statements of the Company and notes thereto included elsewhere herein audited by Richard A. Eisner & Company, LLP, independent certified public accountants for the Company. The unaudited selected statement of operations data for the nine months ended September 30, 1996 and 1995, and the unaudited selected balance sheet data at September 30, 1996, are derived from the unaudited Financial Statements of the Company, which have been prepared on a basis consistent with the audited Financial Statements of the Company and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and notes thereto included elsewhere in this Prospectus.


STATEMENT OF OPERATIONS DATA:


                                                                 YEAR ENDED               NINE MONTHS ENDED
                                                         --------------------------  ----------------------------
                                                         DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                                           1995(1)       1994(1)         1996          1995(1)
                                                         ------------  ------------  -------------  -------------
Net sales..............................................   $  245,313    $  943,345    $   563,382    $   218,595
Cost of goods sold.....................................      224,282       859,287        516,031        178,857
Gross profit...........................................       21,031        84,058         47,351         39,738
Selling, general, and administrative expenses..........      653,237     1,011,230      2,701,810        440,230
Operating (loss).......................................     (632,206)     (927,172)    (2,654,459)      (400,492)
Gain from settlement of lawsuit........................    5,979,459                                   5,979,459
Interest income........................................      105,216        23,686         38,007         67,270
Interest expense.......................................      (32,352)     (213,179)      (331,698)       (29,931)
Loss on abandonment and sale of property...............      (92,338)       (3,279)                      (91,228)
Reorganization expense.................................      (41,401)      (15,000)                      (33,150)
Income (loss) from continuing operations...............    5,286,378    (1,134,944)   $(2,948,150)   $ 5,491,928
Extraordinary item
  Compromise of pre-petition liabilities...............    2,307,606                                     112,000
Net income (loss)......................................   $7,593,984    $(1,134,944)  $(2,948,150)   $ 5,603,928
Income (loss) per share before extraordinary item......   $     0.57    $    (0.12)   $     (0.37)   (3)  $      0.60
Extraordinary item.....................................         0.25                                        0.01
Net income (loss) per share............................   $     0.82    $    (0.12)   $     (0.37)   (3)  $      0.61
Weighted average number of shares outstanding..........    9,249,988     9,249,988      9,249,988      9,249,988


------------------------


(1) The Company petitioned for bankruptcy protection in October 1994 and operated as a debtor-in-possession through December 8, 1995.



(2) In connection with the agreement entered into with the holders of the Series A Preferred Stock, the Company will record a dividend for financial reporting purposes. If the contemplated dividend were recorded as of September 30, 1996 and the Series A Preferred Stock were assumed converted into Common Stock at such date, the net loss per share would have been ($0.62).



(3) If the Series A Preferred Stock were assumed to be converted into Common Stock at the date of issuance of the Series A Preferred Stock (January 17, 1996), the net loss per share for the nine month period ended September 30, 1996 would have been $(0.28).

BALANCE SHEET DATA:


                                                                                         AT SEPTEMBER 30, 1996
                                                                                       -------------------------
                                                                      AT DECEMBER 31,              AS ADJUSTED
                                                                           1995         ACTUAL         (1)
                                                                      ---------------  ---------  --------------
Cash................................................................    $    38,971    $ 118,623    $2,935,060
Working capital.....................................................      2,250,355    1,943,450     5,749,712
Total assets........................................................      4,595,560    4,644,960     7,227,937
Dividends payable on preferred stock................................             --      100,333            --
Pre-petition liabilities (including current portion)................      2,577,286      259,546       259,546
Other long-term liabilities.........................................        100,000           --            --
Stockholder's equity................................................      1,384,870    2,196,800     5,928,062


------------------------


(1) Adjusted to reflect the receipt by the Company of the estimated net proceeds of $4,405,000 from the sale of the Shares at an assumed public offering price of $5.00 per Share and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO HEREIN, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, THE FOLLOWING RISK FACTORS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IMPLIED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.


    LOSSES FROM RECENT OPERATIONS; LIMITED OPERATING HISTORY; WORKING CAPITAL DEFICIENCY. Although the Company had net income for the year ended December 31, 1995 and the nine months ended September 30, 1995 of $7,593,984 and $5,603,928, respectively, the Company incurred operating losses of ($632,206) and ($400,492), respectively, for the same periods and, for the year ended December 31, 1994 and the nine months ended September 30, 1996, the Company had net losses of ($1,134,944) and ($2,948,150), respectively. Additionally, the Company's net income for the year ended December 31, 1995 and the nine months ended September 30, 1995 was attributable to gains from the settlement of a lawsuit against Rowe, Inc., a former contract manufacturer of the Company's fully-robotic vending machine ("Rowe"), and a reduction in the Company's liabilities pursuant to the Reorganization Plan (as hereinafter defined). See "Business--Bankruptcy Reorganization." In addition, the Company anticipates continuing material losses through at least December 31, 1996, and there can be no assurance that the Company will not incur losses thereafter. As of December 31, 1994, the Company had a working capital deficiency of $4,668,013. Although the Company had working capital of $2,250,355 and $1,943,450 as of December 31, 1995 and September 30, 1996, respectively, during such periods the Company was dependent upon (i) loans from Gary W. Black, Sr., Chairman of the Board of Directors and Chief Executive Officer of the Company, and others and (ii) the Private Financings to satisfy its working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." As of December 16, 1996, the Company had limited cash resources. The Company, including the Predecessor Company, has a relatively limited operating history, and its operations have been limited to arranging distributorships for its vending and food-dispensing machines and selling a limited number of fully-robotic vending machines from its inventory to such distributors for test marketing in their local markets and selling food products. Accordingly, the likelihood of the future success of the Company must be considered in light of such limited operating history, the recent bankruptcy of the Predecessor Company, the possibility of future operating losses, as well as the problems, expenses, difficulties, risks, and complications frequently encountered in connection with similarly situated companies. In addition, the Company's future plans are subject to known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from any future performance implied herein. There can be no assurance that future revenues of the Company will be significant or that the Company's operations will be profitable. See "Risk Factors--Recent Bankruptcy," "Risk Factors-- Dependence on Contract Manufacturers of Machines," "Risk Factors--Dependence on Contract Manufacturers of Food Products," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    RECENT BANKRUPTCY. In October 1994, the Predecessor Company sought protection from creditors under Chapter 11 of the United States Bankruptcy Code of 1986 (the "Bankruptcy Code"). By order dated December 8, 1995, a Joint Plan of Reorganization (the "Reorganization Plan") with respect to the Predecessor Company was confirmed by the United States Bankruptcy Court for the Eastern District of Pennsylvania and the Predecessor Company emerged from protection under Chapter 11 of the Bankruptcy Code. Despite the belief of the Company that a unique confluence of circumstances outside the control of the Predecessor Company caused the Predecessor Company to seek bankruptcy protection, the business and reputation of the Predecessor Company have undoubtedly been damaged. See "Business--Bankruptcy Reorganization."

    DEPENDENCE ON CONTRACT MANUFACTURERS OF MACHINES. Although the Company is currently selling a limited number of the fully-robotic vending machines from the Company's inventory to its distributors for test marketing in their local markets, the Company contemplates that virtually all of the production of its vending and food-dispensing machines will be conducted by contract manufacturers with which the Company will endeavor to establish long-term contractual relationships. Accordingly, the Company anticipates that it will become dependent upon such manufacturers. Currently, the Company's distributor in Korea is party to a contract with respect to the manufacturing of such machines with Goryo Manufacturing, Ltd., a major Korean manufacturing company. With the exception of such contract, neither the Company nor any distributor of its vending and food-dispensing machines is party to any contract relating to the manufacture of such machines. The Company is, however, currently in active negotiations with a number of such contract manufacturers. While the Company believes that there are numerous contract manufacturers of substantial commercial stature capable of producing the Company's vending and food-dispensing machines, there can be no assurance that the Company will engage any of such manufacturers on terms acceptable to the Company or at all. Any failure of the Company to enter into one or more agreements with respect to such matters with manufacturers prior to the exhaustion of the Company's inventory would prevent the Company from delivering additional machines, and, in such event, the Company and its future prospects would be materially adversely affected. See "Business."



    In addition, one of the causes of the prior bankruptcy of the Predecessor Company was the failure of a licensee to manufacture the vending machines in accordance with supplied specifications. Prospective investors must recognize that, in the event the Company should secure a contract manufacturer for its vending and food-dispensing machines, the Company will have less control over the manufacturing of such machines and the adherence to supplied specifications than it would if it housed and operated its entire business in its own facilities. See "Business--Bankruptcy Reorganization."



    DEPENDENCE ON CONTRACT MANUFACTURERS OF FOOD PRODUCTS. Currently, the Company is dependent on contract manufacturers for the production of the sandwich food products distributed, and to be distributed, through its vending and food-dispensing machines. In the event one or more of such contract manufacturers are unable to satisfy the Company's requirements for such products, the Company could be materially adversely affected. While the Company believes that there are numerous contract manufacturers of food products which are capable of producing food products utilizing the Company's proprietary formulations for distribution through the Company's vending and food-dispensing machines, in the event the Company is required to change or engage additional contract manufacturers, there can be no assurance that the Company could enter into alternative arrangements with such other manufacturers on terms acceptable to the Company or at all, and the resultant delay could have a material adverse effect on the Company. Further, the agreement with one such contract manufacturer for its pizza food products provides that such agreement may be terminated on 90 days notice. There can be no assurance that such contract will not be terminated. In addition, the Company is currently manufacturing a portion of the pizza food product for distribution through its vending and food-dispensing machines. Additionally, the Company is seeking food manufacturers with which the Company may enter into co-pack agreements for the manufacture and distribution of food products utilizing the Company's proprietary food formulations. In preparation therefor, in February 1996, the Company began leasing the facility which the Company currently utilizes to research, develop, and manufacture a portion of the pizza product to be distributed through the Company's vending and food-dispensing machines for test marketing purposes and entered into an agreement to purchase such facility. However, as a result of the Company's limited working capital, the Company was unable to consummate such acquisition and make the necessary renovations thereto. In December 1996, the Company acquired an option to acquire such facility for approximately $1,610,000 plus certain costs. There can be no assurance that the Company will continue manufacturing a portion of the pizza food product or secure an agreement with one or more manufacturers for such food products. In either of such events, the Company could be materially adversely affected. See "Risk Factors--Limited Experience in Manufacturing Food Products," "Business--General," and "Business--Corporate Offices."

    DEPENDENCE ON DISTRIBUTORS. The distributors of the Company's vending and food-dispensing machines are, and will be, required, among other things, to obtain suitable locations in which to place such machines and to maintain and service such machines satisfactorily. In the event such distributors do not obtain a sufficient number of suitable locations or maintain or service such machines satisfactorily, the Company could be materially adversely affected. See "Business."



    LIMITED EXPERIENCE IN MANUFACTURING FOOD PRODUCTS. In February 1996, the Company began leasing, and, in December 1996, acquired an option to acquire, a facility which the Company intends to utilize to research, develop, and manufacture food products to be distributed through the Company's vending and food dispensing machines for test marketing purposes. Although the Predecessor Company has experience in operating a food manufacturing facility, such experience is limited. Accordingly, the likelihood of the success of the Company's operation of such facility must be considered in light of such limited experience, the possibility of future operating losses, as well as the normal risks associated with similarly situated operations. There can be no assurance that the revenues generated by such operations will ever be significant or profitable. See "Business--General."



    UNCERTAINTY OF PROTECTION OF INTELLECTUAL PROPERTY; DEPENDENCE ON INTELLECTUAL PROPERTY. The Company's ability to compete effectively depends, and will depend, in large part, on its ability to maintain the proprietary nature of its products and technologies. The Company has received a number of patents covering the method, use, and certain system components of the Food System. The Company has received two U.S. patents and one additional patent application has been filed by the Company in the United States. In addition, seven foreign patents have been issued and two additional foreign patent applications have been filed by the Company. There can be no assurance that any of such patent applications will be approved or that any of such patents or patent applications, if approved, will afford the Company any meaningful protection of its proprietary rights. Notwithstanding the foregoing, the Company has no knowledge of any infringement of its patents by third parties. Furthermore, there can be no assurance that others will not develop such know-how and information independently or otherwise design around the patents issued to the Company. Moreover, there can be no assurance that the Company's proprietary technology will not infringe existing patents or other rights owned or held by third parties. If the Company's products are found to infringe upon the patents, or otherwise impermissibly to utilize, the intellectual property of others, the Company's ability to conduct its business could be materially adversely affected. In such event, the Company may be required to obtain licenses from such third parties or otherwise to obtain licenses to utilize the patents or proprietary rights of others. There can be no assurance that any licenses required under any such patents or proprietary rights could be obtained on terms acceptable to the Company, or at all. See "Business--Patents, Trademarks and Proprietary Protection."



    RISK ASSOCIATED WITH FOREIGN OPERATIONS; COLLECTIBILITY OF FOREIGN RECEIVABLES. Although the Company has recently commenced focusing its efforts on the North American market, substantially all of the Company's current sales of vending and food-dispensing machines and the related food products are outside of the United States. Although the Company's foreign sales are, and are anticipated to be, denominated in U.S. dollars, the foreign activities of the Company are, and will be, subject to the risks customarily associated with such activities. These risks include transportation delays and interruptions, the imposition of import and export controls and tariffs, expropriation, naturalization, and other economic, political, and regulatory policies of foreign governments, as well as the laws and policies of the United States affecting foreign trade and investment. There can be no assurance that the Company will not encounter significant difficulties in the collection of foreign accounts receivable. Although foreign accounts receivable insurance, letters of credit, and other methods can be employed to mediate such risk, the exposure of the Company to problems in collecting foreign accounts receivable will increase with an increased level of foreign business.


    POTENTIAL PRODUCT LIABILITY EXPENSE. As a result of the Company's involvement in the hot food vending industry, the Company may be exposed to significant potential product liability claims, although it has never been the subject of litigation with respect to such a claim. The Company maintains a product liability insurance policy in the amount of $1,000,000 per occurrence and up to an aggregate of $3,000,000 per year, which amounts the Company believes are reasonable and customary in the industry. There can be no assurance that such insurance will continue to be available on acceptable terms to the Company or at all. Accordingly, in the event of a product liability claim determined adversely to the Company, if such claim should not be covered in its entirety by such insurance, the Company could be materially adversely affected.



    COMPETITION. The Company currently faces, and will face, direct competition in the hot food automated vending market, and there can be no assurance that larger, better capitalized companies will not enter such market. The Company may, in the future, compete with such larger companies for, among other things:
(i) the procurement of licensees; (ii) prime locations for product distribution; and (iii) quality distributors for the Company's products. There can be no assurance that the Company will be able to compete effectively against such companies.



    The domestic vending industry is dominated by a handful of large national firms such as ARAMARK, Service America, and Canteen, which may have competitive advantages in purchases from machine and product manufacturers and in placing vending machines in attractive locations. If such large firms entered the hot food vending machine market, they would enjoy the advantage of "owning" many prime locations through exclusive contractual arrangements. For example, a firm might contract with a large hospitality chain, whereby they would obtain exclusive access to locations at the chain's facilities. In addition, the pre-existence of a well-trained, readily available service network and other capital intensive infrastructure requirements also tend to work in favor of larger, more sophisticated, and better-capitalized firms. See "Business--Competition."



    DILUTION. The offering price per share of Common Stock is substantially higher than the net tangible book value per share of the Common Stock at September 30, 1996. Purchasers of shares of Common Stock in this offering will experience immediate and substantial dilution of $4.51 (90.2%) in the pro forma net tangible book value per share of Common Stock, assuming an offering price of $5.00 per Share. In addition, up to an aggregate of 704,225 shares of Common Stock are issuable upon the exercise of the Warrants and the Lease Warrants. To the extent the Warrants, the Lease Warrants, or other options or warrants are exercised, there will be further dilution.



    DISCLOSURES RELATING TO LOW PRICED STOCKS; POSSIBLE RESTRICTIONS ON RESALES OF LOW PRICED STOCKS AND ON BROKER DEALER SALES; POSSIBLE ADVERSE EFFECT ON PENNY STOCK RULES ON LIQUIDITY FOR THE COMPANY'S SECURITIES. Under certain circumstances, the Company's securities may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements for broker-dealers which sell such securities to persons other than established customers and accredited investors as defined in Regulation D under the Securities Act. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, in the event that such rule should be applicable, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of investors in the offering to sell any of the securities acquired hereby in the secondary market.



    The regulations of the Securities and Exchange Commission (the "Commission") define a "penny stock" to be any equity security not registered on a national securities exchange or for which quotation information is disseminated on Nasdaq, that has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to a transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.



    The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. Immediately following this offering, the Common Stock will be listed on the OTC Bulletin Board and not Nasdaq. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.



    SINGLE INDEPENDENT DIRECTOR. At the date of this Prospectus, only one member of the Board of Directors can be deemed to be independent. Accordingly, such director, David J. Roth, may be required to make determinations and serve on committees requiring independent directors without the benefit of other independent directors. The Company intends to increase the size of the Board of Directors and to increase the number of independent directors as soon as practicable following the completion of this Offering. See "Management."



    DIVIDEND POLICY. The Company has never declared or paid, and is not anticipated in the foreseeable future to declare or to pay, a dividend on the Common Stock, and the Company expects that the Company's future earnings will be retained for expansion or development of the Company's business. Whether the Company will pay dividends on the Common Stock in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and surplus, the general financial condition of the Company, restrictive covenants in loan or other agreements to which the Company may become subject, and such other factors as the Board of Directors of the Company may deem relevant. See "Dividend Policy" and "Description of Securities-- Common Stock."



    NEED FOR ADDITIONAL FINANCING. Based on the Company's operating plan, the Company believes that the net proceeds of this offering, available cash, and anticipated cash flow from operations will be sufficient to satisfy the Company's anticipated capital requirements for at least 12 months from the date of this Prospectus. After such time, the Company anticipates that it will require additional debt or equity financing to meet its current plans for expansion. In addition, the Company is obligated to pay certain amounts pursuant to the terms of the Reorganization Plan relating to the emergence of the Predecessor Company and its subsidiaries from bankruptcy. See "Business--Bankruptcy Reorganization." To the extent the Company's cash flow is insufficient to fund these obligations as well as the Company's plans for expansion, the Company would be required to satisfy these obligations with alternative sources of financing, if available. No assurance can be given that the Company will be successful in obtaining additional financing on favorable terms, or at all. If the Company is unable to obtain additional financing, its ability to satisfy its obligations and current plans for expansion could be materially adversely affected. The Company has financed its operations to date primarily from sales of securities, cash flow from operations, loans from banks, and loans from directors, officers, stockholders, and others. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    GOVERNMENT REGULATION. The manufacturing, processing, packaging, storage, distribution, and labeling of food products, as well as the regulation of microwave food preparation devices, including the Company's vending machines and food-dispensing machines, are subject to regulation by various governmental entities, including the United States Food and Drug Administration. The Company believes that its production and distribution processes, as well as its products, satisfy all applicable laws and regulations. Failure to comply with such applicable laws and regulations could subject the Company to civil remedies, including fines, injunctions, recalls, or seizures, as well as potential criminal sanctions, which could have a material adverse effect on the Company. See "Business--Government Regulation."

    SUBSTANTIAL PORTION OF NET PROCEEDS ALLOCATED FOR REPAYMENT OF PRIVATE FINANCINGS. Approximately 36.3% ($1,600,000) of the estimated net proceeds from the sale of the Shares has been allocated for the repayment of the May Private Financing. See "Use of Proceeds."



    SUBSTANTIAL PORTION OF NET PROCEEDS ALLOCATED FOR GENERAL CORPORATE AND WORKING CAPITAL PURPOSES; BROAD DISCRETION OF MANAGEMENT. Approximately 33.4% ($1,470,000) of the estimated net proceeds from the sale of the Shares at an assumed public offering price of $5.00 per Share has been allocated for general corporate and working capital purposes. Such proceeds may be utilized in the discretion of the Board of Directors. See "Use of Proceeds."



    CONCURRENT SALES BY SELLING STOCKHOLDERS. The Registration Statement, of which this Prospectus forms a part, also includes a separate prospectus relating to the offering and resale by the Selling Stockholders of an aggregate of 604,225 shares of Common Stock issuable upon exercise of the Warrants, 100,000 shares of Common Stock issuable upon exercise of the Lease Warrants, and an additional 950,000 shares of Common Stock held by CSB Financial, LLC. The shares of Common Stock issuable upon the exercise of the Warrants and the Lease Warrants may not be publicly resold or otherwise disposed of prior to one year from the date of this Prospectus. The shares of Common Stock held by CSB Financial, LLC may not be sold for the period of 18 months from the date of this Prospectus. In each such case, such securities may be sold prior to such dates with the prior written consent of the Underwriter.



    Sales of such shares of Common Stock, or even the potential of such sales, could have an adverse effect on the market price of the Common Stock. As a result of this offering and the registration of the resale of such shares of Common Stock, the freely tradeable Common Stock will be increased by 2,050,000 to 6,549,988 shares of Common Stock, although 950,000 of such shares of Common Stock cannot be publicly resold or otherwise disposed of without prior written consent of the Underwriter. If the Warrants and the Lease Warrants are exercised in their entirety, there will then be freely tradeable an additional 2,754,225 shares of Common Stock, including the aforementioned 2,050,000 shares of Common Stock. The Company will not receive any proceeds from the sale of securities by the Selling Stockholders. See "Risk Factors--Shares Eligible for Future Sale" and "Concurrent Sales by Selling Stockholders."



    SHARES ELIGIBLE FOR FUTURE SALE. Of the 11,050,038 shares of Common Stock currently outstanding, approximately 5,600,050 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Rule 144") and may, under certain circumstances, be sold without registration under the Securities Act. The sale, or availability for sale, of a substantial number of shares of Common Stock in the public market subsequent to this offering pursuant to Rule 144 or otherwise could materially adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. The availability of Rule 144 to the holders of restricted securities of the Company would be conditioned on, among other factors, the availability of certain public information concerning the Company. All executive officers, directors, and five percent or greater stockholders of the Company (other than CSB Financial, LLC), have agreed, however, not to sell or otherwise dispose of any securities of the Company for a period of 24 months from the date of this Prospectus without the Underwriter's prior written consent. In addition, the Company has agreed to file an additional registration statement within 90 days following the date of this Prospectus relating to the resale of the 1,800,050 shares of Common Stock issued to the holders of the Series A Preferred Stock in connection with, among other things, the conversion thereof. The holders of such shares of Common Stock have agreed that approximately 728,000 shares of such 1,800,050 shares of Common Stock shall be not be publicly sold or otherwise disposed of until the date of the effectiveness of such additional registration statement, that approximately 536,025 of such 1,800,050 shares of Common Stock shall not be publicly sold or otherwise disposed of prior to the 90th day following the date of the initial filing of such additional registration statement, and that the remaining approximately 536,025 of such 1,800,050 shares of Common Stock shall not be publicly sold or otherwise disposed of prior to the 180th day following the date of the initial filing of such additional registration statement. See "Certain Transactions."

    In addition, the Registration Statement, of which this Prospectus forms a part, also includes a separate prospectus relating to the offering and resale by the Selling Stockholders of an aggregate of 604,225 shares of Common Stock issuable upon exercise of the Warrants, 100,000 shares of Common Stock issuable upon exercise of the Lease Warrants, and an additional 950,000 shares of Common Stock held by CSB Financial, LLC. The investors in the Private Financings and the holder of the Lease Warrants have agreed that the shares of Common Stock issuable upon exercise of the Warrants and the Lease Warrants, respectively, may not be publicly resold or otherwise disposed of prior to one year from the date of this Prospectus. The shares of Common Stock held by CSB Financial, LLC may not be sold for the period of 18 months from the date of this Prospectus. In each such case such securities may be sold prior to such dates with the prior written consent of the Underwriter. See "Concurrent Sales by Selling Stockholders."



    The holders of the Underwriter's Warrants, as well as the holders of the Warrants, will have certain demand registration rights with respect to such warrants and the securities underlying such warrants. See "Shares Eligible for Future Sale" and "Underwriting--Underwriter's Warrants."



    VOLATILITY OF MARKET PRICE. The market prices for securities of small and growth-oriented companies have been, and may continue to be, and historically the Common Stock has been, and may continue to be, highly volatile. Future announcements by the Company or its competitors, including periodic announcements of operating results, competitive products, and technological innovations, may have a material impact upon the market price for the Common Stock.



    UNDERWRITER'S WARRANTS. The Underwriter has the right, upon exercise of the Underwriter's Warrants, to purchase an aggregate of 110,000 shares of Common Stock at a price equal to 125% of the public offering price per share in this Offering. The Underwriter's Warrants are exercisable for a period of five years following the date of this Prospectus. The Company has agreed to grant to the Underwriter certain registration rights which may result in substantial expense to the Company and may be a hindrance to the Company's ability to obtain future financing, if needed. Sales of the shares of Common Stock underlying the Underwriter's Warrants could have a depressive effect on the market price of the Common Stock. In addition, if the Underwriter should exercise such registration rights and effect a distribution of such securities, prior to and during such distribution, as well as during any other distribution of the Company's securities in which the Underwriter is participating, the Underwriter may be unable to make a market in the Common Stock. If the Underwriter ceases making a market in the Common Stock, the market price therefor may be materially and adversely affected, and holders thereof may be unable to sell or otherwise dispose of the Common Stock. See "Underwriting."



    RELATIONSHIP OF UNDERWRITER TO TRADING IN THE COMMON STOCK. The Common Stock is quoted on the OTC Bulletin Board where the Underwriter is currently one of five market makers in the stock. The ability of the Underwriter to act as a market maker in the Common Stock could be impaired if sanctions are imposed against the Underwriter as a result of a private investigation hereinafter described being conducted by the Commission involving the Underwriter. See "Underwriting."



    UNDERWRITER'S INFLUENCE ON THE MARKET. A significant portion of the Shares offered hereby may be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of the Shares through or with the Underwriter. Although it has no obligation to do so, the Underwriter has indicated to the Company that it intends to make a market in such securities. Such market making activity may be discontinued at any time. The price and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Underwriter's participation in such market. If the Underwriter ceases making a market, the market and market price for such securities may be materially adversely affected and the holders thereof may find it more difficult to publicly dispose of such securities.



    LIMITATION OF LIABILITY OF DIRECTORS. The Company's Certificate of Incorporation limits or eliminates the liability of a Director of the Company to the Company and its stockholders for breach of fiduciary duty of care to the fullest extent permitted by the Delaware General Corporation Law. Notwithstanding the foregoing, the limitation and elimination of such liability does not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct, or a knowing violation of law, the payment of a dividend or approval of a stock repurchase which is deemed illegal, or an improper personal benefit is obtained. In addition, the Company's Certificate of Incorporation and By-laws, each as amended, require the Company to indemnify the officers and directors thereof to the fullest extent permitted by Delaware law. See "Management."



    SUBSTANTIAL OPTIONS AND WARRANTS RESERVED. The Company has reserved from the authorized, but unissued, Common Stock 604,225 shares of Common Stock issuable upon exercise of the Warrants and 100,000 shares of Common Stock issuable upon exercise of the Lease Warrants. The Company will also sell to the Underwriter, in connection with this offering, for nominal consideration, the Underwriter's Warrants to purchase 110,000 shares of Common Stock at a price per share equal to 125% of the initial public offering price per Share, subject to adjustment as provided therein. The existence of the Underwriter's Warrants, the Warrants, the Lease Warrants, and other warrants or options may prove to be a hindrance to future financings, since the holders of such warrants and options may be expected to exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.



    The Company has agreed that, under certain circumstances, it will register under federal and state securities laws the shares of Common Stock issuable upon the exercise of the Underwriter's Warrants (the "Warrant Shares"). See "Risk Factors--Shares Eligible for Future Sale" and "Underwriting--Underwriter's Warrants".



    PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS. The Company's Certificate of Incorporation, as amended, authorizes the Board of Directors to issue up to 3,000,000 shares of preferred stock, $.001 par value per share, none of which is currently outstanding. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. The Company has no present plans for the issuance of a series of preferred stock. However, the issuance of any additional shares of preferred stock could materially adversely affect the rights of holders of Common Stock and, therefore, could reduce the value of the Common Stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party, thereby preserving control of the Company by present stockholders. See "Description of Securities."



    The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of the Company.

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale by the Company of the Shares at the assumed public offering price of $5.00 per Share, after deducting the underwriting discount and expenses payable by the Company, are estimated to be approximately $4,405,000 ($5,122,750 if the Underwriter's over-allotment option is exercised in full).



    The Company presently intends to use the net proceeds of this offering as follows:



                                                                                                          % OF
USE                                                                                        AMOUNT     NET PROCEEDS
--------------------------------------------------------------------------------------  ------------  ------------
Repayment of May Private Financing (1)................................................  $  1,600,000         36.3%
Repayment of Payables (2).............................................................       600,000         13.6
Acquisition of Bakery Equipment.......................................................        75,000          1.7
Acquisition of Facility (3)...........................................................       375,000          8.5
Repayment of Short-Term Indebtedness (4)..............................................       285,000          6.5
General Corporate and Working Capital Purposes........................................     1,470,000         33.4
                                                                                        ------------  ------------
    Totals............................................................................  $  4,405,000        100.0%
                                                                                        ------------  ------------
                                                                                        ------------  ------------


    The foregoing represents the Company's best estimate of its allocation of the net proceeds of the sale of the Shares based upon the Company's currently contemplated operations, the Company's business plan, and current economic and industry conditions and is subject to reapportionment of proceeds among the categories listed above or to new categories in response to, among other things, changes in its plans, regulations, industry conditions, and future revenues and expenditures. The amount and timing of expenditures will vary depending on a number of factors, including changes in the Company's contemplated operations or business plan and changes in economic and industry conditions.


    Based on the Company's operating plan, the Company believes that the net proceeds of this offering, available cash, and anticipated cash flow from operations, will be sufficient to satisfy its anticipated capital requirements for at least the next 12 months. Such belief is based upon certain assumptions, and there can be no assurance that such assumptions will prove to be accurate. However, there can be no assurance that such resources will satisfy the Company's capital requirements for such period. After such 12 month period, the Company anticipates that it may require additional financing in order to meet its current plans for expansion. Such financing may take the form of the issuance of common or preferred equity securities or debt securities, or may involve bank financing. In addition, contingencies may arise which may require the Company to obtain additional capital. There can be no assurance that the Company will be able to obtain such additional capital on a timely basis, on favorable terms, or at all. In any of such events, the Company may be unable to implement its current plans for expansion. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."



    Net proceeds, if any, received by the Company from the sale of Shares issuable upon exercise of the over-allotment option, and proceeds, if any, received by the Company upon exercise of the Underwriter's Warrants, will be utilized for general corporate and working capital purposes.


------------------------


(1) The obligations of the Company pursuant to the May Private Financing accrue interest at the rate of 10% per annum.



(2) Includes approximately $150,000 payable by the Company in January 1997 to certain general unsecured creditors of the Company pursuant to the terms of the Reorganization Plan. See "Business--Bankruptcy Reorganization."



(3) Consists of pre-payments to be made by the Company for the acquisition of the facility utilized by the Company as its bakery facility in West Goshen, Pennsylvania pursuant to the terms of an agreement between the Company and a third party. See "Business--General" and "Business--Corporate Offices."



(4) The referenced obligations accrue interest at the weighted average rate of approximately 5% per annum.

                                 CAPITALIZATION


    The following table sets forth the short-term debt and the capitalization of the Company at September 30, 1996 and the as adjusted short-term debt and capitalization of the Company at September 30, 1996, adjusted to give effect to the receipt by the Company of estimated net proceeds of approximately $4,405,000 from the sale of the Shares at the assumed public offering price of $5.00 per Share and the application of the net proceeds therefrom. See "Use of Proceeds."



                                                                                     AS
                                                                   ACTUAL      ADJUSTED(3)(4)
                                                                ------------  ----------------
Short-term debt:
  Senior notes payable (1)                                      $    859,389         --
  Notes payable--other                                               140,000         --
  Pre-petition liabilities                                           134,773          134,773
                                                                ------------  ----------------
                                                                   1,134,162          134,773
                                                                ------------  ----------------
                                                                ------------  ----------------
Long-term debt--pre-petition liabilities                             124,773          124,773
                                                                ------------  ----------------
Preferred stock--$.001 par value, authorized 3,000,000 shares:
  Issued and outstanding--Series A-70 shares; as adjusted--0
    shares                                                         3,358,333         --
Common stock--$.001 par value; 25,000,000 shares authorized,
  9,249,988 outstanding; as adjusted 12,150,038 (2)                    9,250           12,150
Paid in capital                                                    1,240,877        9,101,643
Accumulated deficit                                               (2,411,660)      (3,185,731)
                                                                ------------  ----------------
Total stockholders' equity                                         2,196,800        5,928,062
                                                                ------------  ----------------
Total capitalization                                            $  2,321,573   $    6,052,835
                                                                ------------  ----------------
                                                                ------------  ----------------


------------------------


(1) Assumes that a portion of the net proceeds of this offering will be used to repay the senior notes issued in May and July 1996.



(2) Retroactively adjusted to reflect 2,000,000 shares of common stock contributed by certain stockholders of the Company.



(3) Does not include any shares issuable upon the exercise of outstanding stock options or warrants.



(4) Gives effect to the conversion of 70 shares of Series A Preferred Stock (and the accrued dividends thereon of $100,333) into 1,125,000 shares of Common Stock and the issuance of 675,050 shares of Common Stock to the holders of the Series A Preferred Stock to induce such holders to enter into certain contractual arrangements with the Company relating to restrictions on the resale of the aforementioned 1,125,000 and 675,050 shares of Common Stock owned thereby and the shares of Common Stock issuable upon exercise of the January Warrants. See "Risk Factors--Shares Eligible for Future Sale."

                          PRICE RANGE OF COMMON STOCK


    The Common Stock is quoted on the OTC Bulletin Board under the symbol "VEND." The following table sets forth the high and low closing sale prices quoted with respect to the Common Stock for the period from January 1, 1994 through December 19, 1996 as reported by the OTC Bulletin Board. At December 19, 1996, the Company had approximately 140 stockholders of record.



                                                                                HIGH        LOW
                                                                              ---------  ---------
1994:
  First Quarter.............................................................  $     .25  $     .25
  Second Quarter............................................................        .25        .25
  Third Quarter.............................................................        .25       .125
  Fourth Quarter............................................................       .125      .0625
1995:
  First Quarter.............................................................  $    .125  $    .125
  Second Quarter............................................................       .625       .125
  Third Quarter.............................................................       1.00       .625
  Fourth Quarter............................................................       1.75        .25
1996:
  First Quarter.............................................................  $    5.75  $    2.50
  Second Quarter............................................................       5.75       5.00
  Third Quarter.............................................................       6.50       5.00
  Fourth Quarter (through December 19, 1996)................................       6.00       5.00



    On December 19, 1996, the last sale price of the Common Stock as reported by the OTC Bulletin Board was $5.50 per share.



    The Underwriter is one of five market makers in the stock. See "Risk
Factors."


                                DIVIDEND POLICY


    The Company has never declared or paid, and is not anticipated in the foreseeable future to declare or pay, a dividend on the Common Stock, and the Company expects that the Company's future earnings will be retained for expansion or development of the Company's business. Whether the Company will pay dividends on the Common Stock in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements and surplus, the general financial condition of the Company, restrictive covenants in loan or other agreements to which the Company may become subject, and such other factors as the Board of Directors of the Company may deem relevant.

                            SELECTED FINANCIAL DATA


    The following selected statement of operations data for the years ended December 31, 1995 and 1994, and the selected balance sheet data at December 31, 1995 are derived from the Financial Statements of the Company and notes thereto included elsewhere herein audited by Richard A. Eisner & Company, LLP, independent certified public accountants for the Company. The unaudited selected statement of operations data for the nine months ended September 30, 1996 and 1995 and the unaudited selected balance sheet data at September 30, 1996, are derived from the unaudited Financial Statements of the Company, which have been prepared on a basis consistent with the audited Financial Statements of the Company and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and notes thereto included elsewhere in this Prospectus.



STATEMENT OF OPERATIONS DATA:
                                                   YEAR ENDED           NINE MONTHS ENDED
                                             ----------------------  ------------------------
                                              DECEMBER    DECEMBER    SEPTEMBER    SEPTEMBER
                                                31,         31,          30,          30,
                                              1995(1)     1994 (1)      1996       1995 (1)
                                             ----------  ----------  -----------  -----------
  Net sales................................  $  245,313  $  943,345   $ 563,382    $ 218,595
  Cost of goods sold.......................     224,282     859,287     516,031      178,857
  Gross profit.............................      21,031      84,058      47,351       39,738
  Selling, general, and administrative
    expenses...............................     653,237   1,011,230   2,701,810      440,230
  Operating (loss).........................    (632,206)   (927,172) (2,654,459)    (400,492)
  Gain from settlement of lawsuit..........   5,979,459                            5,979,459
  Interest income..........................     105,216      23,686      38,007       67,270
  Interest expense.........................     (32,352)   (213,179)   (331,698)     (29,931)
  Loss on abandonment and sale of
    property...............................     (92,338)     (3,279)                 (91,228)
  Reorganization expense...................     (41,401)    (15,000)                 (33,150)
  Income (loss) from continuing
    operations.............................   5,286,378  (1,134,944) (2,948,150)   5,491,928
  Extraordinary item
    Compromise of pre-petition
    liabilities............................   2,307,606                              112,000
  Net income (loss)........................  $7,593,984  $(1,134,944) ($2,948,150)  $5,603,928
  Income (loss) per share before
    extraordinary item.....................       $0.57      $(0.12)     $(0.37     (3)      $0.60
  Extraordinary item.......................        0.25                                 0.01
  Net income (loss) per share..............       $0.82      $(0.12)     $(0.37     (3)      $0.61
  Weighted average number of shares
    outstanding............................   9,249,988   9,249,988   9,249,988    9,249,988


------------------------

(1) The Company petitioned for bankruptcy protection in October 1994 and operated as a debtor-in-possession through December 8, 1995.



(2) In connection with the agreement entered into with the holders of the Series A Preferred Stock, the Company will record a dividend for financial reporting purposes. If the contemplated dividend were recorded as of September 30, 1996 and the Series A Preferred Stock were assumed converted into Common Stock at such date, the net loss per share would have been $(0.62).



(3) If the Series A Preferred Stock were assumed to be converted into Common Stock at the date of issuance of the Series A Preferred Stock (January 17, 1996), the net loss per share for the nine month period ended September 30, 1996 would have been $(0.28).

BALANCE SHEET DATA:
                                                   AT DECEMBER 31,    AT SEPTEMBER 30, 1996
                                                                     -----------------------
                                                                                AS ADJUSTED
                                                         1995         ACTUAL        (1)
                                                   ----------------  ---------  ------------
  Cash...........................................     $   38,971     $ 118,623   $2,935,060
  Working capital................................      2,250,355     1,943,450    5,749,712
  Total assets...................................      4,595,560     4,644,960    7,227,937
  Dividends payable on preferred stock...........         --           100,333       --
  Pre-petition liabilities (including current
    portion).....................................      2,577,286       259,546      259,546
  Other long-term liabilities....................        100,000        --           --
  Stockholder's equity...........................      1,384,870     2,196,800    5,928,062


------------------------

(1) Adjusted to reflect the receipt by the Company of the estimated net proceeds of $4,405,000 from the sale of the Shares at an assumed public offering price of $5.00 per Share and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IMPLIED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH ELSEWHERE IN THIS PROSPECTUS.

GENERAL


    The Company has developed a proprietary turnkey system for the automated vending of hot meals. As a result of circumstances which the Company believes were beyond the control of the Predecessor Company, in October 1994, the Predecessor Company sought protection from creditors under Chapter 11 of the Bankruptcy Code. During the pendency of such proceedings, the Predecessor Company essentially ceased operations. The Predecessor Company emerged from bankruptcy in December 1995. In January, May, and July, 1996, the Company completed private placements of its securities which provided the Company with funds to resume limited operations. To date, the Company's operations have been limited to arranging distributorships for the Company's vending and food-dispensing machines, selling a limited number of the fully-robotic vending machines to such distributors from the Company's inventory for test marketing in their local markets, and selling food products. See "Business--Bankruptcy Reorganization."


    Until January 1996, the Company, under its prior name, Health Management, Inc., was a publicly traded corporation not engaged in any business activity and with virtually no assets. In January 1996, the Company acquired the Predecessor Company and since such time has continued the operations of the Predecessor Company on a limited scale.

RESULTS OF OPERATIONS


    NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995



    Net sales increased by $344,787, to $563,382 for the nine months ended September 30, 1996, as compared to $218,595 for the nine months ended September 30, 1995. Net sales for the nine months ended September 30, 1996 consisted of $396,950 in vending machine sales, $19,949 in machine parts sales, and $146,483 in food product sales. Such increase was primarily attributable to an increased level of operations in general following the emergence of the Predecessor Company from bankruptcy in December 1995. One domestic purchaser accounted for $48,451 in food product sales. Sales to one foreign distributor totaled $160,249 for pizza and sandwich vending machines, while sales to an additional international customer totaled $72,031 in pizza vending machines and $32,256 in food products.



    Cost of goods sold increased by $337,174, to $516,031 for the nine months ended September 30, 1996, compared to $178,857 for the nine months ended September 30, 1995. Cost of goods sold as a percentage of net sales increased to 91.6% for the nine months ended September 30, 1996, as compared to 81.8% for the nine months ended September 30, 1995. The increase in cost of goods sold was primarily attributable to the increased net sales of the Company during the nine months ended September 30, 1996. The increase in cost of goods sold as a percentage of net sales was primarily attributable to higher costs of vending machine components sourced directly by the Company in small quantities.



    Gross profit increased by $7,613, to $47,351 for the nine months ended September 30, 1996, as compared to $39,738 for the nine months ended September 30, 1995. Such increase was attributable to the aforementioned increase in net sales which more than offset the aforementioned increase in cost of goods sold and the aforementioned increase in cost of goods sold as a percentage of net sales.



    General and administrative expenses increased by $1,837,819, to $2,213,342 for the nine months ended September 30, 1996, compared to $375,523 for the nine months ended September 30, 1995. Such increase was primarily attributable to the Company's recommencement of operations following the Predecessor Company's emergence from bankruptcy. See "Business--Bankruptcy Reorganization."



    Selling expense increased by $423,761, to $488,468 for the nine months ended September 30, 1996, compared to $64,707 for the nine months ended September 30, 1995. Such increase was primarily attributable to the Company's recommencement of operations following the Predecessor Company's emergence from bankruptcy. See "Business--Bankruptcy Reorganization."



    Loss from operations increased by $2,253,967, to $2,654,459, for the nine months ended September 30, 1996, compared to $400,492 for the nine months ended September 30, 1995. Such increase was primarily attributable to increased net sales offset by increased cost of goods sold, general and administrative expenses, and selling expenses.



    Other income (expenses) decreased from $5,892,420 for the nine months ended September 30, 1995, to ($293,691) for the nine months ended September 30, 1996. Such other income (expenses) for the nine months ended September 30, 1995 was comprised of gain from the settlement of a lawsuit in the amount of $5,979,459, loss on abandonment and sale of property in the amount of ($91,228), interest income in the amount of $67,270, offset by interest expense in the amount of ($29,931), and reorganization expenses totaling ($33,150). Such other income (expenses) for the nine months ended September 30, 1996 was comprised of interest income in the amount of $38,007, offset by interest expense in the amount of ($331,698).



    Dividends accrued on preferred stock increased from $0 on September 30, 1995 to $100,333 on September 30, 1996.


    YEARS ENDED DECEMBER 31, 1995 AND 1994


    Net sales decreased by $698,032, to $245,313 for the year ended December 31, 1995, compared to $943,345 for the year ended December 31, 1994. Such decrease was primarily attributable to lower sales of pizzas and vending machines and the absence of license fees during the year ended December 31, 1995 resulting from the cessation of operations by the Predecessor Company during the pendency of its bankruptcy proceeding. Approximately 50% of net sales for the year ended December 31, 1995 and approximately 35% of net sales for the year ended December 31, 1994 were derived from one customer, AMTRAK, and consisted of bulk sales of pizzas. See "Risk Factors" and "Business."


    Cost of goods sold decreased by $635,005, to $224,282 for the year ended December 31, 1995, compared to $859,287 for the year ended December 31, 1994. Cost of goods sold as a percentage of net sales remained relatively consistent at 91.4% for the year ended December 31, 1995, as compared to 91.1% for the year ended December 31, 1994. The decrease in cost of goods sold was primarily attributable to the decreased net sales of the Company during the year ended December 31, 1995.

    Gross profit decreased by $63,027, to $21,031 for the year ended December 31, 1995, compared to $84,058 for the year ended December 31, 1994. Such decrease was attributable to the aforementioned decrease in net sales offset by the aforementioned decrease in cost of goods sold.

    General and administrative expenses decreased by $317,448, to $618,398 for the year ended December 31, 1995, compared to $935,846 for the year ended December 31, 1994. Such decrease was primarily attributable to the reduction of a substantial portion of the salaries of the Company's staff during the year ended December 31, 1995.

    Selling expense decreased by $40,545, to $34,839 for the year ended December 31, 1995, compared to $75,384 for the year ended December 31, 1994. Such decrease was primarily attributable to the aforementioned decrease in sales during the year ended December 31, 1995.

    Other income (expenses) increased from ($207,772) for the year ended December 31, 1994, to $5,918,584 for the year ended December 31, 1995. Other income (expenses) for the year ended December 31, 1994 was comprised of interest income of $23,686, interest expense of ($213,179), loss on the abandonment and sale of property of ($3,279), and reorganization expenses of ($15,000). Other income (expenses) for the year ended December 31, 1995 was comprised of gain from the settlement of a lawsuit between the Predecessor Company and Rowe of $5,979,459 (See "Business--Bankruptcy Reorganization"), interest income of $105,216, interest expense of ($32,352), loss on the abandonment and sale of property of ($92,338), and reorganization expense of ($41,401).


    As a result of the foregoing, net income (loss) per share increased by $.94 to $.82 for the year ended December 31, 1995, as compared to ($.12) for the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES


    The Company used cash in operating activities during the nine months ended September 30, 1996 in the amount of $1,529,760.



    As of September 30, 1996, the Company had working capital of approximately $1,943,450, compared with working capital of $137,010 on September 30, 1995.



    In March 1996, July 1996, and October 1996, the Company received an additional $200,000, $76,000 and $350,000, respectively, net, as part of the aforementioned settlement with Rowe. See "Business-- Bankruptcy Reorganization."



    During the nine months ended September 30, 1996, the Company raised net proceeds of approximately $4,298,285 in the Private Financings. Substantially all of these funds have been expended during the period to commence the resumption of operations and to repay liabilities existing prior to the filing of the Predecessor Company's petition for bankruptcy protection.



    During September 1996, the Company borrowed an aggregate of $140,000 from an unaffiliated individual to meet the Company's short term capital needs. Such principal amount accrues interest at the prime rate of interest plus one percent and is repayable on the earlier of the date of the closing of this offering and September 6, 1997. A portion of the net proceeds of this offering will be used to repay such indebtedness. See "Use of Proceeds."



    During November 1996, the Company borrowed an aggregate of $140,000 from another unaffiliated individual to meet the Company's short term capital needs. Such principal amount does not bear interest and is repayable on the earlier of the closing of this offering and one year from the date of such loan. See "Use of Proceeds."



    Upon the closing of this offering, the Company is required to repay the Series A 10% Senior Notes of the Company issued in the May Private Financing for approximately $1,600,000, including interest of approximately $100,000. See "Use of Proceeds."



    Pursuant to the Reorganization Plan, in January of each of 1997 and 1998, the Company is required to pay to certain creditors of the Company approximately $150,000, each payment representing 5% of the amount of the allowed unsecured claims of such creditors in the Predecessor Company's bankruptcy proceeding. The Reorganization Plan provides that, in the event either of such payments are not timely made, the Company has a period of 30 days after written notice from such unpaid creditors during which to satisfy such default. The Company intends to utilize a portion of the net proceeds of this offering to satisfy the January 1997 payment. See "Business--Bankruptcy Reorganization."



    As of December 16, 1996, the Company had limited cash resources. The Company will require additional financing to fund its corporate operations and its food production operation, for working capital, and to secure additional contract manufacturing of its vending machines. No assurance can be given that the Company will be able to obtain additional financing. In the event the Company is not able to raise funds on a timely basis the operations of the Company could be materially adversely affected.

                                    BUSINESS

GENERAL

    The Company has developed a proprietary turnkey system (the "Food System") for the automated vending of hot meals. The combination of technologies developed by the Company which, when combined, comprise the Food System, currently consists of:

        (1) a patented fully-robotic coin-operated hot food vending machine capable of storing, cooking, and serving specialty foods using proprietary Company-developed formulations and packaging;


        (2) a proprietary packaging system utilizing a patented shape and patent-pending technology that protects a frozen food product from freezer degradation, but allows the products stored in it to be microwave, infrared, or impingement heated/cooked without being removed from the box;



        (3) a proprietary patent-pending formulation for dough-based products which has distinctive features that allow the products made from this formulation, such as pizzas and breads, to be baked, frozen, stored frozen, and rapidly reheated by microwave, infrared, or impingement heating/cooking without adversely affecting the taste, consistency, or desired features of the dough-based food product; and


        (4) a microwave oven which has been modified to proprietary specifications and allows for complete and consistent cooking throughout the food item.


    In addition to the fully-robotic vending machine which both stores and cooks food products utilizing the Company's proprietary formulations, the Company also offers a non-robotic, food-dispensing machine. The non-robotic machine stores food products in the Company's proprietary food packaging, but does not cook, serve food, or take money automatically; rather, it requires the customer to manually deliver the food product to the machine's microwave oven and to pay a cashier or attendant. The Company also has in development a semi-robotic machine. The semi-robotic machine stores frozen food product in the Company's packaging and takes money automatically, but requires the consumer to manually deliver the food product to the microwave oven. The Company currently does not anticipate marketing the semi-robotic machine until 1998, if at all.


    The Company markets its pizza product and its pizza vending machines under the registered trademark "Pizza Chef-Registered Trademark-". The Company markets its vending and food-dispensing machines for $1,000 to $7,000 per unit.


    The Company believes that its Food System is distinctive in the following two respects: (i) the packaging system and dough formulation allow dough-based products to be microwave cooked without damaging the taste and quality of such products; and (ii) the fully-robotic vending machine operates as a turnkey system which takes money, cooks, and serves hot food products in times as short as 60 seconds.



    In May 1996, the Company acquired the technology and certain inventory relating to an additional fully-robotic hot food vending machine for approximately $75,000. This vending machine, which is currently in the development stage, differs from the Company's own machines in that it is designed for the vending of name brand frozen food products. While the Company's machines are designed to function only with the Company's proprietary food packaging and formulations, this machine is designed to vend frozen food product from a variety of major food manufacturers. The Company believes that having the ability to vend nationally-recognized, name brand products will allow it to serve a segment of the hot-food vending market that its current product line is not designed to address.


    The Company's operating strategy is: (i) to continue to secure strategic licensing and distribution agreements for the manufacture and distribution of its vending and food-dispensing machines on a global basis; (ii) to continue to develop a network of licensees and distributors for the supply of food products to owner/operators of the vending and food-dispensing machines in such markets; and (iii) to establish a

Company-operated food research, development, and manufacturing facility to prepare food products to be vended through the Company's vending and food-dispensing machines. See "Business--License Agreements" and "Business--Food Product Line."



    The Company licenses its technology to third-party manufacturers and to third-party distributors outside the United States for the assembly and distribution of the vending and food-dispensing machines. Currently, the Company has, among other agreements, a technology license and distribution agreement with a distributor in Korea which has, with the Company's approval, recently sublicensed the manufacture of the fully-robotic vending machine to Goryo Manufacturing Ltd., a major Korean manufacturing company. The Company has entered into agreements granting master distributorships of the Company's products in Argentina, Brazil, Chile, Paraguay, New Zealand, Singapore, and Portugal and a memorandum of understanding in the City of Moscow.



    The Company intends to license the production of its food products in the United States and other countries as well as to produce such products in Company-owned and operated facilities when and if sufficient demand for its food products exists. Currently, in addition to manufacturing a portion of its own pizza food products, the Company has a co-pack agreement with a supplier, whereby such supplier prepares a portion of the pizza food products on behalf of the Company using the Company's proprietary formulations. The Company has a similar arrangement with a supplier with respect to its sandwich food products. The food products are then sold by the Company to customers both directly and through third-party distributors. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."



    In addition, the Company owns its own baking equipment and operated its own bakeries until October 1994, when the Predecessor Company was required to discontinue baking operations as a result of its seeking protection from creditors under the Bankruptcy Code. In February 1996, the Company began leasing and entered into an agreement to purchase a facility located in West Goshen, Pennsylvania, presently leased by the Company, that was designed as a USDA certified production facility. Such facility currently houses the Company's baking equipment, allowing the Company to undertake its own food research, development, and potential manufacturing operations, and to maintain consistent quality control with regard to its food products. As a result of the Company's limited working capital, the Company had been unable to consummate the planned acquisition of such facility and to make the necessary renovations thereto. Accordingly, the Company negotiated with a third party to acquire such facility and lease such facility to the Company. The Company currently has an option, expiring in June 1998, to purchase this facility from such third party at a price of approximately $1,610,000 plus certain costs and has entered into a five-year lease, which commenced in December 1996, relating to such facility. The annual rental payable by the Company pursuant to the terms of such lease is approximately $247,000. In addition, the Company (i) has agreed with such third party to make certain prepayments for the purchase of the facility in the amount of approximately $375,000 upon the closing of this offering and (ii) granted to such third party the Lease Warrants. See "Use of Proceeds." There can be no assurance that the Company will continue manufacturing a portion of the pizza food product or secure an agreement with one or more manufacturers for such food products. In either of such events, the Company could be materially adversely affected.


    Notwithstanding the foregoing, investors should be aware that the Company's future plans are subject to a number of variables outside of its control, and there can be no assurance that the Company will be able to implement any or all of such plans or that such plans, when and if implemented, will be successful.


    To date, the Company's operations have been limited to arranging distributorships for the Company's vending and food-dispensing machines, selling a limited number of the fully-robotic vending machines to such distributors from the Company's inventory for test marketing in their local markets, and selling food product. Accordingly, the Company's future plans are subject to known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from any future performance implied herein.

BANKRUPTCY REORGANIZATION


    In December 1995, the Predecessor Company emerged from protection under Chapter 11 of the Bankruptcy Code. The Company believes that a unique confluence of circumstances, outside the control of the Predecessor Company, caused the Predecessor Company to seek bankruptcy protection in October 1994. In 1993, the business and reputation of the Predecessor Company were damaged due to a fraudulent telemarketing operation owned and operated by a private label customer reselling vending machines, using the technology of the Predecessor Company. As part of its telemarketing operation, such customer accepted deposits for machines and never delivered a majority of the orders for such machines to the Predecessor Company. The Predecessor Company had no contractual relationship with any third party other than with such customer. The Predecessor Company was never implicated in any wrongdoing with respect to such telemarketing fraud and, in fact, requested and cooperated with a federal investigation of such customer.


    In addition, such customer's aggressive sales techniques caused order rates to increase at a rate well beyond the Predecessor Company's manufacturing capacity, which caused the Predecessor Company to have to rely on a third-party manufacturer, Rowe, to produce machines for customers of this party. Rowe failed to produce machines on a timely basis and also failed to adhere to the specifications established by the Predecessor Company in the manufacture of the vending machines, the result of which was problems with the refrigeration unit and the microprocessor controller. Business was adversely affected as a result of cancellations due to the taint of such telemarketing fraud, as well as due to Rowe's inability to manufacture an adequate supply of machines and its delivery of improperly manufactured machines.

    By December 1992, the Predecessor Company had received approximately $4.15 million of financing and services from Teleflex, Inc. ("Teleflex"). In the wake of the aforementioned telemarketing fraud and the problems caused by Rowe, Teleflex, which was the Predecessor Company's principal source of financing, withdrew its funding and foreclosed on the assets of the business, including the proprietary technology of the business serving as collateral for the loans made by Teleflex thereto. The foreclosure and withdrawal of funding led the Predecessor Company to seek bankruptcy protection in October 1994.


    By order entered June 7, 1995, the Bankruptcy Court approved the Settlement Agreement between the Predecessor Company and Rowe (the "Settlement Agreement"), which provided a resolution of the Predecessor Company's dispute with Rowe regarding the faulty manufacture of vending machines by Rowe. The terms of the settlement included the following: (i) cash payments by Rowe to the Predecessor Company of $3,938,000; (ii) the return by Rowe of 450 fully-robotic vending machines and the parts for an additional quantity of machines to the Predecessor Company; and (iii) the withdrawal of Rowe's proof of claim in the Predecessor Company's bankruptcy proceeding in the aggregate amount of $884,975.



    The 450 fully-robotic vending machines received pursuant to the Settlement Agreement were not fully operational when received and required reconstruction by the Company. The reconstruction process constituted nearly all of the Company's manufacturing operations during the nine months ended September 30, 1996.



    The Reorganization Plan was approved by the Bankruptcy Court and became a final order during December 1995.


    Under the Reorganization Plan, the claims of the principal creditors of the Predecessor Company are to be satisfied as follows:

        (i) The Reorganization Plan provides for cash payments to Teleflex totaling $3,444,708. Of this amount, in June 1995, the Predecessor Company paid Teleflex $1.2 million and, in February 1996, the Company paid Teleflex approximately $2.2 million. In addition, Teleflex had an allowed unsecured claim of approximately $965,000;

        (ii) National Penn Bank, which had already received payments aggregating $175,000 out of proceeds from the settlement with Rowe, was paid $5,000 in January 1996 to discharge its secured claim; and


       (iii) Unsecured creditors will receive a total of $300,000 representing 10% of the amount of their allowed claims, 5% payable during each of January 1997 and January 1998. The Company intends to use a portion of the net proceeds of this offering to satisfy the January 1997 payment. See "Management's Discussion and Analysis of Financial Condition--Liquidity and Capital Resources." The amount of unsecured debt at the time of approval of the Reorganization Plan was approximately $3,500,000, and included the aforementioned Teleflex unsecured debt in the amount of $965,000.



    As of the date of this Prospectus, approximately $96,500 (of the aforementioned $300,000 amount) is owed to Teleflex.


THE VENDING INDUSTRY


    The U.S. vending industry generated in excess of $29 billion in sales volume for 1995. The industry's product sales are divided into 14 different categories. Some of the product categories include, in order of sales volume, canned cold drinks (38% of total industry sales), candy & snacks (18% of total sales), hot drinks (8% of sales), all-purpose foods (7% of sales), and cigarettes (6% of sales). The vending industry's 9,800 operating entities include independent, regional, and national organizations. The industry is characterized by small, entrepreneurial local owner-operators; in 1995, 68% of the total number of operators had three or fewer employees, while the percentage of organizations employing 20 or more full-time staff was 10%. In total, it is estimated that the industry has in place approximately 1.8 million machine site locations.


MANUFACTURING AND DISTRIBUTION


    The Company plans to achieve its manufacturing goals through a system of joint ventures and licenses of technology to manufacturers located in the following strategic geographical areas: Europe, the Pacific Rim, and North America. The Company's distributor in Korea has, with the Company's approval, entered into a sublicense relating to the manufacture of the Company's vending machine with Goryo Manufacturing Ltd., a major Korean manufacturing company. In addition, the Company has engaged in discussions with a United States manufacturing company relating to the manufacture of the Company's non-robotic vending machines. There can be no assurance that the Company will enter into a definitive agreement with such manufacturer on terms reasonable to the Company or at all.


    It is the Company's intention that distribution will be accomplished through a system of master distributors which will have the right to distribute products and machines on an exclusive basis in specified regions. Such master distributors may contract with sub-distributors upon approval by the Company. Each master distributor will be required to purchase minimum quantities of products or lose their exclusivity.


    To date, the Company's operations have been limited to arranging distributorships for the Company's vending and food-dispensing machines and selling a limited number of fully-robotic vending machines to such distributors from the Company's inventory for test marketing in their local markets. Between January 1, 1996 and September 30, 1996, the Company sold 64 fully-robotic vending machines and seven non-robotic food dispensing machines. Accordingly, the Company's future plans are subject to known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from any future performance implied herein. In the event that the Company does not enter into agreements providing for the manufacture of the Company's vending machines and food-dispensing machines prior to the exhaustion of the Company's inventory, the Company may be unable to deliver additional machines for test marketing or other purposes. In such event, the Company would be materially adversely affected.

LICENSE AND DISTRIBUTORSHIP AGREEMENTS



    In October 1993, the Company signed an exclusive, five-year technology licensing and distribution agreement for Korea with Woneel Mercantile, Ltd., a South Korean manufacturer of consumer products. Subsequently, Woneel, with the Company's approval, contracted with Goryo Manufacturing, Ltd. ("Goryo"), a major Korean manufacturing company, to manufacture the Company's vending machines. The agreement calls for Woneel to purchase all of its requirements for machines, if any, from Goryo and to pay the Company a fixed royalty per machine.


    In December 1995, the Company entered into a memorandum of understanding with Zernostandart, a Russian corporation headquartered in Moscow, which established Zernostandart as a master distributor for the City of Moscow. In order to maintain its exclusive rights, Zernostandart must purchase a minimum number of units over the next year.


    In November 1995, the Company entered into an agreement with Kwang Hap Siang
(S) Pte Ltd., a Singapore corporation. In order to maintain its exclusive rights to distribute the Company's products in Singapore, the agreement requires Kwang Hap Siang (S) Pte Ltd. to purchase a minimum number of units over five years. The distributor also has first rights of refusal for Malaysia and Indonesia for a period of twelve months from the receipt of the first products in Singapore. This agreement may be terminated by Kwang Hap Siang (S) Pte Ltd. upon 90 days notice.


    In July 1996, the Company entered into four agreements with American Exchange S.A. ("American"), an Argentine corporation. Under the terms of these agreements, American was granted exclusive rights to distribute the Company's products in Argentina, Brazil, Chile, and Paraguay. In order to maintain its exclusive rights, each agreement requires American to purchase a minimum number of units over five years.


    In July 1996, the Company entered into an agreement with Importacoes e Vendas de Qualidade-Importacao, Exportacao, Industria e Comercio de Produtos Alimentares, Lda ("IVQ Lda"), a Portuguese corporation. In order to maintain its exclusive rights to distribute the Company's products in Portugal, the agreement requires IVQ Lda to purchase a minimum number of units over five years.



    In September 1996, the Company entered into an agreement with Nouveau Distributors, Ltd., a New Zealand corporation. In order to maintain its exclusive rights to distribute the Company's products in New Zealand, the agreement requires Nouveau Distributors, Ltd. to purchase a minimum number of units over five years.


MACHINE PRODUCT LINE

    The Company's current product line includes machines dedicated to the hot vending and dispensing of pizza and sandwiches. The machines are available in two technological categories: the fully-robotic machines and non-robotic machines.


    The robotic machines are fully-automatic in all respects. They are able to store, cook, and serve hot food, as well as take money, in a fully-automated fashion. The Company's current fully-robotic vending machine is capable of storing up to 200 pizzas or 100 sandwich units.



    The non-robotic machines are automatic only in their ability to store food properly. They are unable to cook, serve, or take money automatically, thus a user will be required to deliver the frozen product manually to the machine's microwave oven and to pay a cashier. The Company's current non-robotic vending machine is capable of storing up to 80 pizzas or 40 sandwich units or a combination thereof.



    In addition to its current product line, the Company is developing fully-robotic vending machines capable of cooking, storing, and serving hot sandwiches and pizzas concurrently. The Company also has in development a semi-robotic machine. The semi-robotic machine stores frozen food product in the Company's packaging and takes money automatically, but requires the consumer to manually deliver the food product to the microwave oven. It is anticipated that such semi-robotic vending machines will be capable of storing pizzas, sandwiches, or pizzas and sandwiches. The Company currently does not anticipate marketing the semi-robotic machine until 1998, if at all.


    In May 1996, the Company acquired the technology and certain inventory relating to an additional fully-robotic hot food vending machine for $75,000. This vending machine, which is in the developmental stage, differs from the Company's own machines in that it is designed for the vending of name brand frozen food products. While the Company's machines are designed to function only with the Company's proprietary food packaging and formulations, this machine is designed to vend frozen food product from a variety of major food manufacturers. The Company believes that having the ability to vend nationally-recognized, name brand products will allow it to serve a segment of the hot food vending market that its current product line does not address.

FOOD PRODUCT LINE


    The Company has developed a proprietary formulation that allows dough to be cooked or reheated in a high-energy microwave oven without negatively impacting its constitution. As a result, the Company has developed a complete line of product offerings consisting of its proprietary dough formulations coupled with natural ingredients. The offerings will fall into four primary categories: Pizza Chef-Registered Trademark- Pizzas, Li'l Bite Sandwiches (currently produced using non-proprietary dough formulations), Pasta Chef products, and hot pocket pita snacks.



    The Company's current line of food products is comprised of both pizza and sandwich products. The pizza product is currently available in three different varieties. However, it is anticipated that as the Company increases its production levels, the Company will offer additional varieties of pizza, including breakfast pizzas. The sandwich line currently consists of cheeseburgers, chicken sandwiches, and barbeque pork sandwiches, each of which are packaged as three small sandwiches per box. In addition to these offerings, the Company also has developed other lines of food product, using their proprietary food formulation, including hot pocket pita snacks and pasta dishes. However, the Company intends to focus solely on the marketing of its sandwich and pizza lines for the foreseeable future.



    In August 1994, the Company established a five-year co-pack supply agreement with a supplier, pursuant to which such supplier will produce pizzas for the Company at an annually adjusted fixed price on an exclusive basis, thereby providing the Company with predictable product costs. The supply agreement may be terminated by such supplier at any time upon 90 days notice.


GOVERNMENT REGULATION


    The Company is required to comply with certain rules and regulations of the U.S. Food and Drug Administration. Compliance with such rules and regulations is required as a result of the inclusion of a robotically operated microwave oven in the Company's vending machines. The Company believes that it is in compliance in all material respects with all such rules and regulations.



    To be used in the United States, the Company's vending machines must also be in compliance with the standards of Underwriters Laboratories. The Company believes that it is in compliance in all material respects with all such rules and regulations.


    The Company's products are also subject to local foreign regulations where such products are in use.

    The Company is also in voluntary compliance with the manufacturing standards outlined by the National Automatic Merchandising Association.

PATENTS, TRADEMARKS, AND PROPRIETARY PROTECTION


    The Company holds design and utility patents on its vending machines and its packaging system. The Company has patent-pending technology for the food formulation for its dough based products and for its pizza box and coating. The Company has been granted patents on the packaging system in the United States, Japan, Israel, United Kingdom, Korea, Italy, France, and Mexico. The Company has been granted patents on the delivery system in Israel, United Kingdom, and Korea. The Company has applied for patents in other select foreign jurisdictions.


    The Company has registered the "Pizza Chef-Registered Trademark-" name and logo and has applied for registration with the Patent and Trademark Office for "Nouveau Chef". The Company is aware that a number of concerns may be using the Pizza Chef-Registered Trademark- name in their businesses. The Company has retained special trademark counsel to prosecute any party that is using the Pizza Chef-Registered Trademark- name in violation of the Company's registration.


    The Company enters into confidentiality agreements with most persons and entities who or which may have access to its technology. However, no assurance can be given that such agreements, the patents, or any additional patents which may be issued to the Company will prevent third parties from developing similar or competitive technologies.



    There can be no assurance that the patents will provide the Company with any significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of its patents, or if instituted that any such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement can be substantial. In addition, no assurance can be given that the Company will have sufficient resources to either institute or defend any action, suit, or other proceeding by or against the Company with respect to any claim of infringement of patent or other proprietary rights.


COMPETITION

    The Company's distinctive systems approach combines the custom designed food, package, and oven into a self-contained, fully-robotic vending machine. Each machine features an on-board computer/ microprocessor, self-diagnostic controller, storage freezer, product selector and transporter, and high-energy directional microwave, all of which provides a system that serves the customer a fresh, ready-to-eat hot meal in as little as 60 seconds.

    The Company currently faces, and will face, direct competition in the hot food automated vending market and, there can be no assurance that larger, better capitalized companies will not enter such market. The Company may, in the future, compete with such larger companies for, among other things: (i) the procurement of licensees; (ii) prime locations for product distribution; and
(iii) quality distributors for the Company's products. There can be no assurance that the Company will be able to compete effectively against such companies.


    The Company is aware of a number of machines which mimic, and may compete with, the Company's fully-robotic vending machine. Some of such machines are being marketed by Hot Choice, Motion Technology, American Pizza Company, Heater Meals, California Food & Vending, Tasty Fries, Ore-Ida, and Edgewater Foods/Presto Pizzeria. There can be no assurance that additional entrants into the hot food vending machine industry will not be forthcoming.


    The domestic vending industry is dominated by a handful of large national firms such as ARAMARK, Service America, and Canteen, which may have competitive advantages in purchases from machine and product manufacturers, and in placing vending machines in attractive locations. If such large firms entered the hot food vending machine market, they would enjoy the advantage of "owning" many prime locations through exclusive contractual arrangements. For example, a firm might contract with a large hospitality chain, whereby the firm will retain exclusive access to locations at the chain's facilities. In addition, the pre-existence of a well-trained, readily available service network and other capital intensive infrastructure requirements also tend to work in favor of larger, more sophisticated, and better-capitalized firms.

CORPORATE OFFICES

    Pursuant to a sublease agreement, the Company leases approximately 15,000 square feet located at 212 Philips Road, Exton, Pennsylvania 19341, where the Company currently maintains its corporate offices, limited warehouse, and assembly facility. The term of the sublease agreement is three years ending in October 1998. The current base rent under the sublease agreement is $67,792 per annum. Other annual operating expenses under the sublease agreement are currently $11,600 per annum.


    During April 1996, the Company leased approximately 16,400 square feet in Exton, Pennsylvania across the street from its other 15,000 square foot Exton plant to house its research and development activities and for storage space. The term of this lease is three years. The current annual rent under the terms of this lease is $65,600.



    In February 1996, the Company began leasing and entered into an agreement to purchase a facility located in West Goshen, Pennsylvania, presently leased by the Company, that was designed as a USDA certified production facility. Such facility currently houses the Company's baking equipment, allowing the Company to undertake its own food research, development, and potential manufacturing operations, and to maintain consistent quality control with regard to its food products. As a result of the Company's limited working capital, the Company had been unable to consummate the planned acquisition of such facility and to make the necessary renovations thereto. Accordingly, the Company negotiated with a third party to acquire such facility and lease such facility to the Company. The Company currently has an option, expiring in June 1998, to purchase this facility from such third party at a price of approximately $1,610,000 plus certain costs and has entered into a five-year lease, which commenced in December 1996, relating to such facility. The annual rental payable by the Company pursuant to the terms of such lease is approximately $247,000. In addition, the Company (i) has agreed with such third party to make certain prepayments for the purchase of the facility in the amount of approximately $375,000 upon the closing of this offering and (ii) granted to such third party the Lease Warrants. See "Use of Proceeds."


EMPLOYEES


    On October 31, 1996, the Company, including the subsidiaries thereof, had an aggregate of 29 full-time employees. Of such employees, seven were in management, one was a sales and marketing representative, four were administrative personnel, three were research and development personnel, and 14 were operations personnel. None of the Company's employees are represented by a union. The Company believes that its relations with its employees are satisfactory.


LEGAL PROCEEDINGS

    The Company is not party to any material pending legal proceedings.

                                   MANAGEMENT


DIRECTORS, EXECUTIVE OFFICERS, AND KEY CONSULTANT



    The following table sets forth certain information concerning the Board of Directors, executive officers, and a key consultant of the Company.



NAME                                       AGE      TITLE
-------------------------------------  -----------  ------------------------------------------------------------
Gary W. Black, Sr.                             55   Chairman of the Board of Directors and Chief Executive
                                                      Officer
Robert J. Brock, Sr.                           56   President, Chief Operating Officer, and Director
Frederick W. Johnson                           57   Production Manager, Secretary, and Director
David J. Roth                                  54   Director
Kalman Carmel                                  52   Consultant



    Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until the next meeting and until his successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors. The Board of Directors intends to establish Audit and Compensation Committees following the closing of this offering. Additionally, the Company intends to increase the size of the Board of Directors and the number of independent Directors following the closing of this offering.


    The following is a brief summary of the background of each director, executive officer, and a key consultant of the Company.



    GARY W. BLACK, SR., CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER. Mr. Black has served as Chairman of the Board of Directors and as Chief Executive Officer of the Company since January 1996. Mr. Black founded the Predecessor Company in 1989 and brings thirty years of experience in the fields of materials engineering, actuation, and mechanism design and systems analysis to the Company. In addition, he served as President of the Predecessor Company at the time of the commencement of the bankruptcy proceeding relating to such company. His background covers sub-systems design for numerous space hardware programs, commercial and military aircraft, weapons systems, and automotive engine combustion. Mr. Black holds numerous patents on exotic materials, chemical formulations, weapons delivery systems, packaging, electro-mechanical actuation devices, and, most recently, on food composition and robotic vending equipment. Prior to founding and becoming Chief Executive Officer of the Predecessor Company, Mr. Black held various positions in a number of aerospace and defense product manufacturing companies, including the position of Vice President of Teleflex. Mr. Black is the father of Gary W. Black, Jr., General Manager of the Vending Division and Field Service Manager of the Company, and Brett A. Black, the General Manager of the Food Division of the Company.


    ROBERT J. BROCK, SR., PRESIDENT, CHIEF OPERATING OFFICER, AND DIRECTOR. Mr. Brock, President, Chief Operating Officer and a Director of the Company since 1996, has served as Manager of Corporate Services of the Company since December 1995. He served as Vice President and Manager of Corporate Services with the Predecessor Company since 1989, including at the time of the commencement of the bankruptcy proceeding of the Predecessor Company. Mr. Brock also brings over thirty years of manufacturing experience to the Company, has an extensive background in manufacturing, particularly within the scope of military equipment, and has held leadership positions related to plant management, production operations, and personnel management. Mr. Brock has responsibility for Human Resources and Operations Management, and reports to the Company's Chief Executive Officer.


    FREDERICK W. JOHNSON, PRODUCTION MANAGER, SECRETARY, AND DIRECTOR. Mr. Johnson brings almost thirty years of experience in industrial management to the Company. Mr. Johnson received a degree in Business Administration with a major in Industrial Management from Drexel University in 1961. Mr. Johnson held management positions with Handy & Harmon Tube from 1960 through 1966, Speeline Inc.

from 1967 through 1972, Commodore Optoelectronics from 1973 through 1978, and Franke from 1979 through 1981. Mr. Johnson joined the Predecessor Company as Production Manager in 1989. His responsibilities include oversight of production of vending machines, shift management, labor relations, quality control and production control. Mr. Johnson reports directly to the Chief Operating Officer. He is an active member of the American Manufacturing Association.


    DAVID J. ROTH, DIRECTOR. Mr. Roth has been a Director of the Company since September 1996. From 1985 to the present, Mr. Roth has served as Chairman of Roth Equities, Ltd., a private investment company. Additionally, Mr. Roth has served as Chairman of D.J.L. Communications, Inc., a reseller of long distance telephone services.


    KALMAN CARMEL, CONSULTANT. Mr. Carmel has served as a consultant of the Company since April 15, 1996. Since prior to 1991, Mr. Carmel has been a private investor and, through an affiliated entity, has been an independent consultant with clients in the textile, finance, and health care industries, among others.


EXECUTIVE COMPENSATION


    The following table sets forth the compensation for services in all capacities to the Company for the fiscal year ended December 31, 1995 paid to, or accrued for, the Chief Executive Officer and the Chief Operating Officer of the Company.


NAME AND PRINCIPAL POSITION                                                          SALARY(1)
-----------------------------------------------------------------------------------  ---------
Gary W. Black, Sr., Chairman of the Board of Directors and Chief Executive Officer   $  41,500
Robert J. Brock, Sr., President, Chief Operating Officer, and Director               $  43,365

------------------------


(1) Commencing in January 1996, the salary of Mr. Black was increased to $150,000 per annum and the salary of Mr. Brock was increased to $80,000 per annum. See "Management--Employment Agreements." Commencing September 1, 1996, each individual elected to defer 30% of his respective salary pending the closing of this offering.


DIRECTORS' LIMITATION OF LIABILITY

    The Company's Certificate of Incorporation and By-Laws include provisions to
(a) eliminate the personal liability of directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts, or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit) and (b) indemnify the directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances under which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.


    The Company has obtained directors' and officers' liability insurance.


    At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

    Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EMPLOYMENT AND CONSULTING AGREEMENTS


    On June 3, 1996, the Company entered into five-year employment agreements with Gary W. Black, Sr., the Chairman of the Board of Directors and Chief Executive Officer of the Company, Robert J. Brock, Sr., the President, Chief Operating Officer, and a Director of the Company, Frederick W. Johnson, the Production Manager, Secretary, and a Director of the Company, Gary W. Black, Jr., the General Manager of the Vending Division and Field Services Manager of the Company, and Brett A. Black, the General Manager of the Food Division of the Company. By mutual agreement of the Company and such individuals, their respective employment agreements with the Company were terminated effective September 1996.


    The Company has entered into a consulting agreement with KMC Capital Corp. ("KMC"), an entity affiliated with Kalman Carmel. Pursuant to the terms of the agreement, as amended in September 1996, the monthly compensation payable to KMC for the rendering of consulting services is currently $12,500, payable through April 15, 1999.

                             PRINCIPAL STOCKHOLDERS



    The following table sets forth, as of the date of this Prospectus, the ownership of the Common Stock by (i) each person who is known by the Company to own of record or beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, executive officers, and certain members of senior management, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.



                                                                                              PERCENTAGE OF CLASS
                                                                       NUMBER OF SHARES    --------------------------
NAME AND ADDRESS                                                         BENEFICIALLY        PRIOR TO        AFTER
OF BENEFICIAL OWNER                                                        OWNED(1)          OFFERING      OFFERING
-------------------------------------------------------------------  --------------------  -------------  -----------
Gary W. Black, Sr.(2)..............................................         2,535,625(3)          22.9%         20.9%
Glengarry Family Investments, L.P..................................           300,000              2.7           2.5
  1220 Pine Street
  Norristown, Pennsylvania 19401
Robert J. Brock, Sr.(2)............................................           100,000            *             *
Frederick W. Johnson(2)............................................            25,000            *             *
Gary W. Black, Jr..................................................           450,000(4)           4.1           3.7
Brett A. Black.....................................................           100,000            *             *
David J. Roth(6)...................................................                 0            *             *
CSB Financial, LLC(5)(6)...........................................           950,000              8.6           7.8
  c/o Stuart B. Ratner, P.C.
  111 Prospect Street
  Stamford, Connecticut 06901
  Attention: Stuart B. Ratner
All directors and executive officers of the Company as a group                       (3)              %             %
  (three persons)..................................................         2,660,625             24.1          21.9


------------------------

*   Less than 1%.

(1) Except as otherwise indicated, all of the referenced shares of Common Stock are owned beneficially and of record. Beneficial ownership has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

(2) The address of the referenced stockholder is Nouveau International, Inc., 212 Phillips Road, Exton, Pennsylvania 19341.

(3) Includes 300,000 shares of Common Stock owned of record by Glengarry Family Investments, L.P., a Delaware limited partnership the sole limited partner of which is a corporation owned by the spouse of Gary W. Black, Sr. ("Glengarry"). Gary W. Black, Jr., the son of Mr. Black, is the sole general partner of such partnership.

(4) Includes 300,000 shares of Common Stock owned of record by Glengarry, of which Gary W. Black, Jr. is the sole general partner.

(5) Mr. Carmel, a key consultant of the Company, is a member and affiliate of the referenced entity.


(6) David J. Roth, a Director of the Company, is a trustee of a trust owning approximately a 2.6% interest in CSB Financial, LLC.

                              CERTAIN TRANSACTIONS


    In January 1996, Gary W. Black, Sr. received 6,750,000 shares of Common Stock in connection with the acquisition of the Predecessor Company by the Company.



    In February 1996, the Company advanced Mr. Gary W. Black, Sr. $200,000. In April 1996, $100,000 was repaid with interest at the rate of 10% per annum. The remainder of the advance will be repaid on or before February 7, 1997 with interest thereon at the rate of 8% per annum.



    In September 1996, Gary W. Black, Sr., Glengarry, and other stockholders of the Company agreed to contribute, pursuant to the Underwriter's request, 764,375, 750,000, and 485,625 shares of Common Stock, respectively, a total of 2,000,000 shares, to the capital of the Company. Such contribution was effected in November 1996 and reflected retroactively in the financial statements of the Company as of January 1, 1994.



    In December 1996, the Company entered into agreements with the holders of the Series A Preferred Stock pursuant to which the Company agreed to issue to such holders an aggregate of 675,050 shares of Common Stock in exchange for such holders agreeing to certain restrictions on the public resale or other disposition of (i) the 1,125,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock into shares of Common Stock and (ii) the aforementioned 675,050 shares of Common Stock. Such holders agreed that approximately 728,000 shares of such 1,800,050 shares of Common Stock shall be not be publicly sold or otherwise disposed of until the date of the effectiveness of an additional registration statement to be filed by the Company to register the resale of such securities within 90 days of the date of this Prospectus, that approximately 536,025 of such 1,800,050 shares of Common stock shall not be publicly sold or otherwise disposed of prior to the 90th day following the date of the initial filing of such additional registration statement, and that the remaining approximately 536,025 of such 1,800,050 shares of Common Stock shall not be publicly sold or otherwise disposed of prior to the 180th day following the date of the initial filing of such additional registration statement. In addition thereto and in connection therewith, the holders of the January Warrants agreed that the shares of Common Stock issuable upon the exercise thereof shall not be publicly resold or otherwise disposed of prior to the date one year from the date of this Prospectus.


    With respect to employment agreements between the Company and its officers and directors, see "Management--Employment and Consulting Agreements."

                           DESCRIPTION OF SECURITIES

    The following summary description of the Company's capital stock is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended and supplemented, copies of which are available, free of charge, upon request.


COMMON STOCK



    The Company is authorized to issue up to 25,000,000 shares of Common Stock, of which 11,050,038 are outstanding on the date hereof. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully-paid, and nonassessable.



PREFERRED STOCK



    The Company is authorized to issue up to 3,000,000 shares of preferred stock, par value $.001 per share, of which no shares are outstanding on the date hereof. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of the Company. As to the conversion of the Series A Preferred Stock, see "Certain Transactions."


TRANSFER AGENT, REGISTRAR, AND PAYING AGENT


    The Company has appointed Registrar & Transfer Company, located at 10 Commerce Drive, Cranford, New Jersey 07016, as transfer agent and registrar for the Common Stock.



LISTING ON THE OTC BULLETIN BOARD



    The Common Stock is quoted on the OTC Bulletin Board under the symbol "VEND." No assurance can be given that an active trading market for the Common Stock will develop or be sustained or at what price the Common Stock will trade.

                    CONCURRENT SALES BY SELLING STOCKHOLDERS


    The Registration Statement, of which this Prospectus forms a part, also includes a separate prospectus relating to the offering and resale by the Selling Stockholders of an aggregate of 604,225 shares of Common Stock issuable upon the exercise of the Warrants, 100,000 shares of Common Stock issuable upon the exercise of the Lease Warrants, and an additional 950,000 shares of Common Stock held by CSB Financial, LLC. The holders of the Warrants and the Lease Warrants have agreed that the shares of Common Stock issuable upon exercise thereof may not be publicly resold or otherwise disposed of prior to one year from the date of this Prospectus without the prior written consent of the Underwriter. The shares of Common Stock held by CSB Financial, LLC may not be sold for the period of 18 months from the date of this Prospectus without the written consent of the Underwriter.



    Sales of such shares of Common Stock, or even the potential of such sales, could have an adverse effect on the market price of the Common Stock. As a result of the registration of the resale of such shares of Common Stock, the freely tradeable Common Stock will be increased by 950,000 to 6,549,988 shares of Common Stock. If the Warrants and the Lease Warrants are exercised in their entirety, there will then be an additional 1,654,225 shares of Common Stock that are freely tradeable, including the aforementioned 950,000 shares of Common Stock.

                                  UNDERWRITING

GENERAL


    The Underwriter has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase, and the Company has agreed to sell, the Shares offered hereby.



    A copy of the Underwriting Agreement has been filed as an exhibit to the Registration Statement, to which reference is hereby made. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions. The Underwriter shall be obligated to purchase all of the Shares if any are purchased.



    The Underwriter has advised the Company that it proposes to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and that it may allow to certain dealers who are members of the NASD,
and to certain foreign dealers, concessions of not in excess of $         per
share, of which amount a sum not in excess of $         per share may in turn be
reallowed by such dealers to other dealers who are members of the NASD and to certain foreign dealers. After the commencement of this offering, the concessions and the reallowances may be changed by the Underwriter.



    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriter may be required to make in respect thereof.



    The Company has agreed to pay to the Underwriter an expense allowance, on a non-accountable basis, equal to 3% of the gross proceeds derived from the sale of the Shares. The Company has also agreed to pay certain of the Underwriter's expenses in connection with this offering, including expenses in connection with qualifying the Shares offered hereby for sale under the laws of such states as the Underwriter may designate. In addition, the Company will sell to the Underwriter, and to its designees, at a purchase price of $.001 per warrant, the Underwriter's Warrants to purchase an aggregate of 110,000 shares of Common Stock exercisable at 125% of the offering price.



    The officers and directors of the Company holding an aggregate of 2,660,625 shares of Common Stock have agreed not to publicly sell or otherwise dispose of their shares of Common Stock, securities of the Company convertible into, or exercisable or exchangeable for, shares of Common Stock, or shares of Common Stock received upon conversion, exercise, or exchange of such securities, to the public for a period of 24 months from the date of this Prospectus. In addition, the Company has agreed that for a period of 24 months after the date of this Prospectus it will not sell any shares of Common Stock, or options or warrants to purchase Common Stock other than (i) the Underwriter's Warrants, (ii) shares of Common Stock issued in connection with the exercise of any such warrants,
(iii) shares of Common Stock issued upon the exercise of options and warrants outstanding on the date hereof, and (iv) shares of Common Stock issued in connection with an acquisition by the Company. Additionally, the holders of 1,800,050 shares of Common Stock (1,125,000 shares of which were issued upon the conversion of the Series A Preferred Stock and 675,050 of which were issued to induce such holders to agree to certain restrictions on the resale of such securities) have agreed that approximately 728,000 shares of such 1,800,050 shares of Common Stock shall be not be publicly sold or otherwise disposed of until the date of the effectiveness of an additional registration statement to be filed by the Company to register the resale of such securities within 90 days of the date of this Prospectus, that approximately 536,025 of such 1,800,050 shares of Common stock shall not be publicly sold or otherwise disposed of prior to the 90th day following the date of the initial filing of such additional registration statement, and that the remaining approximately 536,025 of such 1,800,050 shares of Common Stock shall not be publicly sold or otherwise disposed of prior to the 180th day following the date of the initial filing of such additional registration statement. In addition thereto and in connection therewith, the holders of the Warrants and the Lease Warrants agreed that the shares of Common Stock issuable upon the exercise thereof shall not be publicly resold or otherwise disposed of prior to the date one year from the date of this Prospectus. The foregoing restrictions on resale may be terminated, in whole or in part, with the prior written consent of the Underwriter.


OVER-ALLOTMENT OPTION


    The Company has granted to the Underwriter an option, exercisable during the 45-day period commencing on the date of this Prospectus, to purchase at the public offering price per share less underwriting discount, up to an aggregate of 165,000 shares of Common Stock for the sole purpose of covering over-allotments, if any. After the commencement of this offering, the Underwriter may confirm sales of shares of Common Stock subject to this over-allotment option. Purchases of shares of Common Stock upon exercise of the over-allotment option will result in the realization of additional compensation by the Underwriter.



UNDERWRITER'S WARRANTS



    In connection with this offering, the Company has agreed to sell to the Underwriter, at the price of $.001 per warrant, the Underwriter's Warrants to purchase 110,000 shares of Common Stock. The Underwriter's Warrants are exercisable for a period of four years commencing one year from the date hereof at an exercise price per share (the "Exercise Price") equal to 125% of the public offering price per share. The Underwriter's Warrants may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of the Prospectus, except to members of the selling group and officers and partners of the Underwriter and members of the selling group. The Underwriter's Warrants contain anti-dilution provisions providing for adjustment of the number of shares for which such warrants are exercisable and the Exercise Price upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations, and sales of Common Stock below current market price (as defined therein). The holders of the Underwriter's Warrants have no voting, dividend, or other rights as stockholders of the Company with respect to shares of Common Stock underlying the Underwriter's Warrants, unless the Underwriter's Warrants have been exercised.



    A new registration statement or post-effective amendment to the Registration Statement will be required to be filed and declared effective before distribution to the public of the Underwriter's Warrants and the Warrant Shares. The Company has agreed to make, on one occasion during the period beginning one year after the date hereof and ending four years thereafter, if requested by the holders of a majority of the Underwriter's Warrants or Warrant Shares, all necessary filings to permit a public offering of the Warrant Shares and to use its best efforts to cause such filing to become effective under the Securities Act and to remain effective for at least 12 months, at the Company's sole expense. In addition, the Company has agreed to give advance notice to holders of the Underwriter's Warrants and Warrant Shares of its intention to file a registration statement, and in such case, holders of the Underwriter's Warrants and the Warrant Shares shall have the right to require the Company to include the Warrant Shares in such registration statement at the Company's expense.



    During the period that the Underwriter's Warrants are exercisable, the Underwriter and any transferee will have the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of other stockholders. In addition, the terms on which the Company will be able to obtain additional capital during the exercise period may be adversely affected since the Underwriter is likely to exercise the Underwriter's Warrants at a time when the Company would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided by the terms of the Underwriter's Warrants.


OBSERVER OF THE BOARD


    In connection with this offering, the Company has agreed that, for the three-year period commencing on the date of the Prospectus, the Underwriter has the right to appoint a designee as an observer at all meetings of the Company's Board of Directors. This designee has the right to attend all meetings of the Board of Directors and shall be entitled to receive reimbursement for all out-of-pocket expenses of attendance at such meetings. In addition, such designee shall be indemnified to the same extent as the Company's directors.


    The foregoing is a summary of the principal terms of the Underwriting Agreement and the Underwriter's Warrants, does not purport to be complete, and is qualified in its entirety by reference to the form of Underwriting Agreement and the form of Underwriter's Warrant, which have been filed as exhibits to the Registration Statement.



    In addition to the foregoing, the Underwriter acted as the placement agent in connection with the Private Financings and, in connection therewith, received commissions in the aggregate of $497,500.



SECURITIES AND EXCHANGE COMMISSION INVESTIGATION INVOLVING THE UNDERWRITER



    The Underwriter is the subject of a private Commission investigation to determine whether the Underwriter and certain individuals have violated a section of the Exchange Act and certain rules thereunder in connection with the purchase or sale of the securities of a specified issuer (not the Company) or other unspecified securities, or while participating in a distribution of such securities. The investigation is still pending. Although the Underwriter is not aware of the commission of any violations of the federal securities laws in these matters, no assurances can be given that the Commission will not file a formal complaint with respect thereto. The ability of the Underwriter to make a market in the Common Stock could be impaired if sanctions are imposed against the Underwriter in this matter.


                                 LEGAL MATTERS


    Certain legal matters will be passed upon for the Company by Brock Fensterstock Silverstein McAuliffe & Wade LLC, New York, New York, special securities counsel. Certain legal matters in connection with the offering will be passed upon for the Underwriter by Tolins & Lowenfels, A Professional Corporation, New York, New York. Brock Fensterstock Silverstein McAuliffe & Wade LLC has rendered legal services to the Underwriter from time to time.


                                    EXPERTS


    The financial statements of Nouveau International, Inc. as at December 31, 1995, and December 31, 1994 and for the years then ended and the financial statements of Health Management, Inc. as at December 31, 1995 and for the year then ended have been audited by Richard A. Eisner & Company, LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION



    The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http:// www.sec.gov). Copies of such material also may be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.



    This Prospectus constitutes a portion of a registration statement (the "Registration Statement") filed with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.



                   NOTE REGARDING FORWARD-LOOKING STATEMENTS



    This Prospectus contains historical information and forward-looking statements. Statements looking forward in time are included in this Prospectus pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from any future performance suggested herein. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company's control. In the context of the forward-looking information provided in this Prospectus and other reports, please refer to the discussion of risk factors detailed in, as well as other information contained in, this Prospectus and the Company's other filings with the Commission.

                         INDEX TO FINANCIAL STATEMENTS


HISTORICAL:

Nouveau International Inc. and Subsidiaries

  Report of Independent Auditors.....................................................        F-2

  Consolidated Balance Sheets as at December 31, 1995, December 31, 1994 and
    September 30, 1996 (Unaudited)...................................................        F-3

  Consolidated Statements of Operations for the Years Ended December 31, 1995 and
    December 31, 1994 and for the Nine Months Ended September 30, 1996 (Unaudited)
    and September 30, 1995 (Unaudited)...............................................        F-4

  Consolidated Statements of Changes in Stockholder's Equity (Capital Deficiency) for
    the Years Ended December 31, 1994 and December 31, 1995 and for the Nine Months
    Ended September 30, 1996 (Unaudited).............................................        F-5

  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995 and
    December 31, 1994 and for the Nine Months Ended September 30, 1996 (Unaudited)
    and September 30, 1995 (Unaudited)...............................................        F-6

  Notes to Financial Statements......................................................        F-7

Health Management Inc.

  Report of Independent Auditors.....................................................       F-15

  Balance Sheet as at December 31, 1995..............................................       F-16

  Statement of Operations for the Year Ended December 31, 1995.......................       F-17

  Statement of Changes in Capital Deficiency for the year ended December 31, 1995....       F-18

  Statement of Cash Flows for the Year Ended December 31, 1995.......................       F-19

  Notes to Financial Statements......................................................       F-20

PRO FORMA :

  Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1995
    (Unaudited)......................................................................       F-21

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholder
Nouveau International, Inc.

    We have audited the accompanying consolidated balance sheets of Nouveau International, Inc. and subsidiaries as at December 31, 1995 and December 31, 1994 and the related consolidated statements of operations, changes in stockholder's equity (capital deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Nouveau International, Inc. and subsidiaries at December 31, 1995 and December 31, 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

    As discussed in Note A, in January 1996, the Company was acquired by Health Management, Inc. through a reverse acquisition of stock.

Richard A. Eisner & Company, LLP
New York, New York
February 7, 1996


With respect to Note 0 [2],



November 18, 1996

                  NOUVEAU INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                 DECEMBER 31,
                                                                            ----------------------  SEPTEMBER 30,
                                                                              1995        1994          1996
                                                                            ---------  -----------  -------------
                                                                                       (DEBTOR-IN-
                                                                                       POSSESSION)   (UNAUDITED)
                                  ASSETS

Current assets:
  Cash....................................................................  $  38,971   $  16,932    $   118,623
  Restricted cash (Note C)................................................    338,000
  Accounts receivable.....................................................     22,083      28,979         15,587
  Inventory (Notes B[3] and D)............................................  3,174,659     621,298      3,391,526
  Loans receivable, stockholder (Note E)..................................                               100,000
  Settlement receivable (Note F)..........................................    362,694                    448,142
  Deferred financing costs (Note B[5])....................................                               158,460
  Prepaid expenses and other current assets...............................     32,287      32,287         34,499
                                                                            ---------  -----------  -------------
        Total current assets..............................................  3,968,694     699,496      4,266,837

Property and equipment, net (Notes B[4] and G)............................    117,250     265,099        251,527
Settlement receivable (Note F)............................................    448,142
Deferred registration costs (Note B[5])...................................                                75,000
Other assets..............................................................     61,474      38,508         51,596
                                                                            ---------  -----------  -------------
        TOTAL.............................................................  $4,595,560  $1,003,103   $ 4,644,960
                                                                            ---------  -----------  -------------
                                                                            ---------  -----------  -------------

                               LIABILITIES

Current liabilities:
  Senior notes payable--net of discount of $615,611 (Note J)..............                           $   859,389
  Notes payable--other (Note K)...........................................                               140,000
  Current portion of prepetition liabilities (Note H).....................  $1,184,935  $5,318,371       134,773
  Accounts payable, accrued expenses and other current liabilities........    149,640      49,138        863,892
  Loan payable, stockholder (Note I)......................................    183,764
  Fees payable (Note F)...................................................    200,000                    225,000
  Dividends payable.......................................................                               100,333
                                                                            ---------  -----------  -------------
        Total current liabilities.........................................  1,718,339   5,367,509      2,323,387

Prepetition liabilities (Note H)..........................................  1,392,351   1,844,708        124,773
Fees payable (Note F).....................................................    100,000
                                                                            ---------  -----------  -------------
        Total liabilities.................................................  3,210,690   7,212,217      2,448,160
                                                                            ---------  -----------  -------------

Commitments and contingencies (Note L)

                STOCKHOLDER'S EQUITY (CAPITAL DEFICIENCY)

Preferred stock, 1,000,000 shares authorized, 70 shares of Series A 4%
  cumulative convertible redeemable issued and outstanding (liquidation
  value--$3,500,000) (Note M).............................................                             3,358,333
Common stock, $.001 par value, 25,000,000 shares authorized, 9,249,988
  shares issued and outstanding (Note O[2])...............................    389,714     389,714          9,250
Additional paid-in capital................................................                             1,240,877
Retained earnings (deficit)...............................................    995,156  (6,598,828)    (2,411,660)
                                                                            ---------  -----------  -------------
        Total stockholder's equity (capital deficiency)...................  1,384,870  (6,209,114)     2,196,800
                                                                            ---------  -----------  -------------
        TOTAL.............................................................  $4,595,560  $1,003,103   $ 4,644,960
                                                                            ---------  -----------  -------------
                                                                            ---------  -----------  -------------


          Attention is directed to the foregoing auditors' report and to the accompanying notes to financial statements.

                  NOUVEAU INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (NOTE B[1])

                                                                  YEAR ENDED                NINE MONTHS ENDED
                                                                 DECEMBER 31,                 SEPTEMBER 30,
                                                          ---------------------------  ---------------------------
                                                              1995          1994           1996           1995
                                                          ------------  -------------  -------------  ------------

                                                                                               (UNAUDITED)
Revenues:
  Net sales (Notes N[2] and O[1]).......................  $    245,313  $     943,345  $     563,382  $    218,595
  Cost of goods sold....................................       224,282        859,287        516,031       178,857
                                                          ------------  -------------  -------------  ------------
      Gross profit......................................        21,031         84,058         47,351        39,738
                                                          ------------  -------------  -------------  ------------
Operating expenses:
  General and administrative............................       618,398        935,846      2,213,342       375,523
  Selling...............................................        34,839         75,384        488,468        64,707
                                                          ------------  -------------  -------------  ------------
                                                               653,237      1,011,230      2,701,810       440,230
                                                          ------------  -------------  -------------  ------------
(Loss) from operations..................................      (632,206)      (927,172)    (2,654,459)     (400,492)
                                                          ------------  -------------  -------------  ------------

Other income (expenses):
  Gain from settlement of lawsuit (Note F)..............     5,979,459                                   5,979,459
  Interest income.......................................       105,216         23,686         38,007        67,270
  Interest (expense)....................................       (32,352)      (213,179)      (331,698)      (29,931)
  (Loss) on abandonment and sale of property (Note G)...       (92,338)        (3,279)                     (91,228)
  Reorganization expense................................       (41,401)       (15,000)                     (33,150)
                                                          ------------  -------------  -------------  ------------
                                                             5,918,584       (207,772)      (293,691)    5,892,420
                                                          ------------  -------------  -------------  ------------

Income (loss) before extraordinary item.................     5,286,378     (1,134,944)    (2,948,150)    5,491,928

Extraordinary item:
  Compromise of prepetition liabilities (Note H)........     2,307,606                                     112,000
                                                          ------------  -------------  -------------  ------------

NET INCOME (LOSS).......................................  $  7,593,984  $  (1,134,944) $  (2,948,150) $  5,603,928
                                                          ------------  -------------  -------------  ------------
                                                          ------------  -------------  -------------  ------------

Net income (loss) per share before extraordinary item...          $.57          $(.12)         $(.37)         $.60
Extraordinary item......................................           .25                                         .01
                                                          ------------  -------------  -------------  ------------
NET INCOME (LOSS) PER SHARE.............................          $.82          $(.12)         $(.37)         $.61
                                                          ------------  -------------  -------------  ------------
                                                          ------------  -------------  -------------  ------------
Weighted average number of shares outstanding (Note
  B[10])................................................     9,249,988      9,249,988      9,249,988     9,249,988
                                                          ------------  -------------  -------------  ------------
                                                          ------------  -------------  -------------  ------------


          Attention is directed to the foregoing auditors' report and to the accompanying notes to financial statements.

                  NOUVEAU INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                              (CAPITAL DEFICIENCY)


                                                         COMMON STOCK,
                                            PREFERRED   $.001 PAR VALUE,
                                             STOCK,        25,000,000
                                            70 SHARES        SHARES                                    TOTAL
                                           SERIES A 4%    AUTHORIZED,                               STOCKHOLDER'S
                                           CUMULATIVE   9,249,988 SHARES  ADDITIONAL    RETAINED       EQUITY
                                           CONVERTIBLE     ISSUED AND       PAID-IN     EARNINGS      (CAPITAL
                                           REDEEMABLE     OUTSTANDING       CAPITAL     (DEFICIT)   DEFICIENCY)
                                           -----------  ----------------  -----------  -----------  ------------
                                            (NOTE L)
Balance--January 1, 1994.................                  $  389,714                  $(5,463,884)  $(5,074,170)
Net (loss)...............................                                               (1,134,944)  (1,134,944)
                                                             --------                  -----------  ------------
Balance--December 31, 1994...............                     389,714                   (6,598,828)  (6,209,114)
Net income...............................                                                7,593,984    7,593,984
                                                             --------                  -----------  ------------
Balance--December 31, 1995...............                     389,714                      995,156    1,384,870
Net effect of the exchange of 6,750,000                      (380,464)
  shares of HMI's common stock for all of
  the outstanding shares of Nouveau
  International, Inc.'s common stock.....                                 $   380,464                   -0 -
Issuance of 70 shares of Series A 4%        $3,000,000
  cumulative convertible redeemable
  preferred stock less costs of
  $500,000...............................                                                             3,000,000
Issuance of warrants to purchase 491,665
  shares of common stock, in connection
  with a private placement, at an
  exercise price of $2.00 per share......                                     860,413                   860,413
Net (loss)...............................                                               (2,948,150)  (2,948,150)
Preferred stock dividends payable........                                                 (100,333)    (100,333)
Accretion for preferred stock liquidation     358,333
  preference.............................                                                 (358,333)     -0 -
                                           -----------       --------     -----------  -----------  ------------
BALANCE--SEPTEMBER 30, 1996                 $3,358,333     $    9,250
  (UNAUDITED)............................                                 $ 1,240,877  $(2,411,660)  $2,196,800
                                           -----------       --------     -----------  -----------  ------------
                                           -----------       --------     -----------  -----------  ------------


          Attention is directed to the foregoing auditors' report and to the accompanying notes to financial statements.

                  NOUVEAU INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (NOTE B[1])

                                                                   YEAR ENDED              NINE MONTHS ENDED
                                                                  DECEMBER 31,               SEPTEMBER 30,
                                                            -------------------------  -------------------------
                                                               1995          1994          1996         1995
                                                            -----------  ------------  ------------  -----------

                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).......................................  $ 7,593,984  $ (1,134,944) $ (2,948,150) $ 5,603,928
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Litigation settlement...............................   (2,941,459)                              (3,241,459)
      Loss on abandonment and sale of property............       92,338         3,279                     91,228
      Compromise of prepetition liabilities...............   (2,307,606)                                (112,000)
      Depreciation and amortization.......................       58,276        63,987        95,379       30,892
      Interest imputed on lawsuit settlement..............      (97,266)                                 (67,270)
      Bad debt expense....................................                                   28,770
      Amortization of debt discount.......................                                  244,802
      Changes in operating assets and liabilities:
        (Increase) decrease in restricted cash............     (338,000)                    338,000
        (Increase) decrease in accounts receivable........        6,896        14,790       (22,274)       9,146
        (Increase) decrease in inventory..................       39,553        88,939      (216,867)      44,485
        Decrease in settlement receivable.................                                  362,694
        (Increase) decrease in other assets...............      (22,966)        5,478         7,666       27,067
        Increase (decrease) in accounts payable and
          accrued fees and expenses:
            Prepetition...................................      (46,783)      603,434       (59,032)     (46,783)
            Postpetition..................................     (849,498)       49,138       639,252     (689,448)
        (Decrease) in customer deposits...................                    (17,542)
                                                            -----------  ------------  ------------  -----------
          Net cash provided by (used in) operating
            activities....................................    1,187,469      (323,441)   (1,529,760)   1,649,786
                                                            -----------  ------------  ------------  -----------
Cash flows from investing activities:
  Loans made to stockholder...............................                                 (100,000)
  Purchase of property and equipment......................       (3,765)      (25,444)     (172,401)
  Proceeds from sale of asset.............................        1,000                                    1,000
                                                            -----------  ------------  ------------  -----------
          Net cash provided by (used in) investing
          activities......................................       (2,765)      (25,444)     (272,401)       1,000
                                                            -----------  ------------  ------------  -----------
Cash flows from financing activities:
  Sale of preferred stock.................................                                3,500,000
  Payment of offering costs for sale of preferred stock...                                 (500,000)
  Proceeds from short-term borrowings.....................                                1,615,000
  Payment of offering costs for sale of senior notes......                                 (215,715)
  Proceeds from loans made by investor....................                     90,169
  Payment of secured prepetition liabilities..............   (1,346,429)      (10,134)   (2,258,708)  (1,346,429)
  Loans from (repaid to) stockholder......................      183,764       268,616      (183,764)
  Deferred registration costs.............................                                  (75,000)
                                                            -----------  ------------  ------------  -----------
          Net cash provided by (used in) financing
            activities....................................   (1,162,665)      348,651     1,881,813   (1,346,429)
                                                            -----------  ------------  ------------  -----------
NET INCREASE (DECREASE) IN CASH...........................       22,039          (234)       79,652      304,357
Cash--beginning of year...................................       16,932        17,166        38,971       16,932
                                                            -----------  ------------  ------------  -----------
CASH--END OF PERIOD.......................................  $    38,971  $     16,932  $    118,623  $   321,289
                                                            -----------  ------------  ------------  -----------
                                                            -----------  ------------  ------------  -----------
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest................  $    29,931  $      4,976  $     10,668  $    29,931


          Attention is directed to the foregoing auditors' report and to the accompanying notes to financial statements.

                  NOUVEAU INTERNATIONAL, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS


               (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED
            SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995 IS UNAUDITED)


(NOTE A)--MERGER BETWEEN HEALTH MANAGEMENT, INC. AND NOUVEAU INTERNATIONAL,
INC.:

    In January 1996, all of the outstanding stock of the Company was acquired by Health Management, Inc. ("HMI") in exchange for 6,750,000 shares, representing 60% of HMI common stock. HMI was a nonoperating company, therefore, this transaction was accounted for as a recapitalization instead of a business combination.

(NOTE B)--BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES:

    [1]  THE COMPANY:

    Nouveau International, Inc. and subsidiaries (the "Company") manufactures and distributes hot food vending machines and related food products. The Company uses certain proprietary machine and food technology in the manufacture of its products.

    On October 24, 1994, the Company (the "Debtor") filed petitions for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court and subsequently submitted a plan of reorganization to the court. Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the federal bankruptcy laws were stayed while the Debtor continued business operations as debtor-in-possession. On December 8, 1995 the plan of reorganization (the "Plan") was confirmed.

    [2]  PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements of Nouveau International, Inc. include the accounts of its wholly owned subsidiaries, Nouveau Foods International, Inc., Nouveau Vend International, Inc., and Nouveau Equities, Inc. Intercompany balances have been eliminated in the consolidated financial statements.

    [3]  INVENTORIES:

    Inventories are valued at the lower of cost (first-in, first-out method) or market.

    [4]  PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets (5 to 7 years).

    [5]  DEFERRED FINANCING COSTS:

    Deferred financing costs are being amortized over the term of the related debt, which is one year.

    [6]  REVENUE RECOGNITION:

    Revenue is recognized when goods are shipped.

    [7]  RESEARCH AND DEVELOPMENT:

    Research and development costs are expensed as incurred.

                  NOUVEAU INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED
            SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995 IS UNAUDITED)


(NOTE B)--BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES: (CONTINUED)
    [8]  INCOME TAXES:

    The Company accounts for income taxes in accordance with the provisions of SFAS No. 109 "Accounting for Income Taxes." SFAS No. 109 provides for income taxes to be accounted for based on the difference between reported amounts of assets and liabilities and their tax bases.

    The confirmation of the plan of reorganization has eliminated all net operating loss carryforwards which were available to offset future taxable income.

    [9]  USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    [10]  EARNINGS (LOSS) PER SHARE:


    Earnings (loss) per share is based on the weighted average number of shares outstanding during each period, retroactively restated for the exchange and merger with HMI (Note A), and the contribution of 2,000,000 shares of common stock back to the Company by certain shareholders (Note O[2]), as if these transactions took place at the beginning of the period. The effect of warrants and options is computed, if dilutive, using the treasury stock method.



    [11]  INTERIM FINANCIAL INFORMATION:



    The accompanying statements as at September 30, 1996 and for the nine months ended September 30, 1996 and September 30, 1995 are unaudited but, in the opinion of management of the Company, reflect all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation. The results of operations for the nine month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996.


(NOTE C)--CASH:

    As of December 31, 1995, the Company had $338,000 which was received as part of the lawsuit settlement referred to in Note F. These funds were being held in a restricted escrow account for payment to a secured creditor and the Company's attorneys.

                  NOUVEAU INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED
            SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995 IS UNAUDITED)


(NOTE D)--INVENTORIES:

    Inventories consist of the following:


                                                                                DECEMBER 31,
                                                                          ------------------------  SEPTEMBER 30,
                                                                              1995         1994         1996
                                                                          ------------  ----------  -------------
                                                                                                     (UNAUDITED)
Component parts.........................................................  $  1,443,885  $  153,560   $ 1,638,714
Work-in-process.........................................................       151,800      55,962       223,220
Finished machines.......................................................     1,578,974     411,776     1,529,592
                                                                          ------------  ----------  -------------
      Total.............................................................  $  3,174,659  $  621,298   $ 3,391,526
                                                                          ------------  ----------  -------------
                                                                          ------------  ----------  -------------



    Included in inventory at December 31, 1995 and September 30, 1996 is approximately $900,000 of parts and substantially all of the work-in-process and finished machines which were received from a vendor pursuant to the litigation settlement referred to in Note F. These goods were valued at their current replacement cost.


(NOTE E)--LOAN RECEIVABLE, STOCKHOLDER:

    Loan receivable from stockholder is due February 7, 1997 with interest at 8% per annum.

(NOTE F)--LITIGATION SETTLEMENT:


    In 1995, the Company settled a lawsuit with the former supplier of its vending machines. Under the terms of the settlement agreement, the supplier cancelled accounts payable of $884,975 and agreed to pay the Company cash of $3,938,000 and deliver to the Company inventory parts, work-in-process and finished machines held by them, which were valued at $2,592,914. The Company has received cash payments totalling $3,438,000 through September 1996. A final installment of $500,000 which was due in June 1997, was received in October 1996.



    The settlement balance receivable is shown at its net present value discounted at an effective interest rate of 11% per annum. The bankruptcy court ordered that a portion of the cash proceeds of the settlement be used to pay a secured claim owed to a creditor (Note H) and attorneys' fees for services rendered in connection with the settlement of the lawsuit. Fees payable to the litigating attorneys amount to $225,000 at September 30, 1996.

                  NOUVEAU INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED
            SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995 IS UNAUDITED)


(NOTE G)--PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:


                                                                                 DECEMBER 31,
                                                                            ----------------------  SEPTEMBER 30,
                                                                               1995        1994         1996
                                                                            ----------  ----------  -------------
                                                                                                     (UNAUDITED)
Machinery and equipment...................................................  $  228,428  $  425,027   $   268,583
Furniture and fixtures....................................................      23,015      23,015        57,302
Transportation equipment..................................................      10,796       7,032        13,596
Leasehold improvements....................................................                                95,159
                                                                            ----------  ----------  -------------
                                                                               262,239     455,074       434,640
Less accumulated depreciation.............................................     144,989     189,975       183,113
                                                                            ----------  ----------  -------------
        Total.............................................................  $  117,250  $  265,099   $   251,527
                                                                            ----------  ----------  -------------
                                                                            ----------  ----------  -------------


    In July 1995, the Company abandoned leasehold improvements with a net book value of $90,640.

                  NOUVEAU INTERNATIONAL, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS


               (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED
            SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995 IS UNAUDITED)


(NOTE H)--PREPETITION LIABILITIES:

    Prepetition liabilities consists of the following:


                                                            DECEMBER 31,
                                                     --------------------------  SEPTEMBER 30,
                                                         1995          1994          1996
                                                     ------------  ------------  -------------
                                                                                  (UNAUDITED)
Secured:
  Former investor..................................  $  2,244,708  $  3,444,708
  Bank.............................................                     146,429
                                                     ------------  ------------
                                                        2,244,708     3,591,137
                                                     ------------  ------------
Priority:
  Tax claims.......................................        33,293        80,076
  Former stockholder...............................        48,000                 $    10,000
                                                     ------------  ------------  -------------
                                                           81,293        80,076        10,000
                                                     ------------  ------------  -------------
Unsecured:
  Stockholders.....................................        22,636       226,356         8,638
  Trade and other miscellaneous claims.............       132,131     2,300,333       144,390
  Former investor..................................        96,518       965,177        96,518
                                                     ------------  ------------  -------------
                                                          251,285     3,491,866       249,546
                                                     ------------  ------------  -------------
        Total......................................     2,577,286     7,163,079       259,546
Less current portion...............................     1,184,935     5,318,371       134,773
                                                     ------------  ------------  -------------
Noncurrent portion.................................  $  1,392,351  $  1,844,708   $   124,773
                                                     ------------  ------------  -------------
                                                     ------------  ------------  -------------



    When the Company petitioned for bankruptcy in October 1994 two claims were owed to secured creditors. The first claim was owed to a bank who was paid in full in June of 1995. The payment amounted to $175,000 including accrued interest of $28,571. The remaining claim was owed to a former investor in the Company who was paid $1,200,000 in 1995 from the proceeds of the litigation settlement referred to in Note F and $2,244,708 from the proceeds received from the sale of preferred stock (Note M).



    The plan of reorganization did not provide for the payment of interest to the secured creditor subsequent to the date of petition. Contractual interest on these loans was approximately 11% per annum and if it would have continued to accrue, it would have amounted to approximately $315,000 for the year ended December 31, 1995, $71,000 for the period of October 24, 1994 through December 31, 1994 and $100,000 for the nine months ended September 30, 1996.


    In June 1995, the Bankruptcy Court ordered the Company to pay $46,783 to the Internal Revenue Service from the proceeds of the initial payment received from the litigation settlement. Priority claims include remaining payroll tax liabilities owed to a state government and unpaid rent due to a former stockholder for leased premises which were vacated in 1995.


    Upon effectiveness of the confirmation of the plan of reorganization, unsecured claims, including those due to certain stockholders and the former investor were settled for 10% of their prepetition amount

                  NOUVEAU INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED
            SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995 IS UNAUDITED)


(NOTE H)--PREPETITION LIABILITIES: (CONTINUED)

and are payable in two equal installments of 5% each in January 1997 and January 1998. Cancellation of debt pursuant to the plan of reorganization resulted in an extraordinary gain of $2,307,606 in 1995.



    As of September 30, 1996, minimum payments remaining for all claims due under the plan of reorganization are as follows:



SEPTEMBER 30,                                               PRIORITY   UNSECURED     TOTAL
---------------------------------------------------------  ----------  ----------  ----------
1997.....................................................  $   10,000  $  124,773  $  134,773
1998.....................................................                 124,773     124,773
                                                           ----------  ----------  ----------
                                                           $10,000.... $  249,546  $  259,546
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------


(NOTE I)--LOANS PAYABLE--STOCKHOLDER:

    These loans were repaid in January 1996 with interest at 10% per annum. Interest expense on these loans amounted to $2,421 for the year ended December 31, 1995.


(NOTE J)--SENIOR NOTES PAYABLE:



    In May 1996 and July 1996 the Company received $1,253,482 representing the net proceeds of a private placement offering of 5 and 9/10 units, each unit consisting of a Series A 10% Senior Note in the principal amount of $250,000 and a warrant to purchase 83,333 shares of common stock, at an exercise price of $2.00 per share. These notes are due on the earlier of May 23, 1997 or the closing of a public offering of the Company's common stock, for minimum gross proceeds of $5,000,000. The warrants expire in May 1999. The Company, based on an investment banking opinion letter, valued the warrants at $860,413. Therefore, the effective rate of return on the Senior Notes would be deemed to be approximately 160%.



(NOTE K)--NOTES PAYABLE--OTHER



    During the month of September 1996, the Company borrowed $140,000 from a third party to fund its short-term needs. The resulting promissory notes are due at the earlier of September 1997 or the closing of a public offering of the Company's securities, the gross proceeds of which equal or exceed $5,000,000. Interest is accruing at a rate of 9.25%. These notes are collateralized by all of the assets of the Company.



(NOTE L)--COMMITMENTS AND CONTINGENCIES:



    [1] The Company occupies premises pursuant to an operating lease which expires in July 1998. In addition, the Company entered into a three year lease in January 1996 for a building which it intends to use as a facility to assemble and store pizza vending machines. The new lease expires in March 1999. These leases are subject to escalations for the Company's pro rata share of real estate taxes and operating

                  NOUVEAU INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED
            SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995 IS UNAUDITED)



(NOTE L)--COMMITMENTS AND CONTINGENCIES: (CONTINUED)

expenses. Future minimum rental payments, exclusive of escalation payments for taxes and utilities, under these leases are as follows:


                                   THREE MONTHS
                                      ENDING
                                   DECEMBER 31,
                                 ---------------
1996..............................................................................  $   34,290



                                   YEARS ENDING
                                   DECEMBER 31,
                                  -------------
1997..............................................................................     142,117
1998..............................................................................     110,437
1999..............................................................................      18,450
                                                                                    ----------
        Total.....................................................................  $  305,294
                                                                                    ----------
                                                                                    ----------


    The Company also leases certain storage facilities on a month-to-month basis. In 1995 rent expense amounted to $61,357 including $24,668 paid to a former stockholder. In 1994 rent expense amounted to $34,105 which was paid to a former stockholder.


    For the nine months ended September 30, 1996, rent expense amounted to $162,041. For the same period in 1995, rent expense amounted to $86,694 including $12,600 paid to a former stockholder.



    [2] In February 1996 the Company formed Nouveau Equities, Inc. and entered into a contract for the purchase of a building in which it intends to operate a food research, development, and potential manufacturing plant. The purchase price of the building was $1,650,000. The Company made a nonrefundable down payment of $40,000 which was charged to expense in 1996. In October, 1996, the Company issued 100,000 warrants, exerciseable at $2.00 per share and expiring in 1999 to a third party in exchange for such third party's agreement to acquire such facility and lease it to the Company for 5 years at an annual rental of $247,000. The Company has an 18 month option to acquire such facility for a purchase price of $1,610,000 plus certain costs. The Company has agreed to reimburse the third party for its expenses incurred in connection with the acquisition of this facility.



    [3] In April 1996 the Company entered into an agreement for consulting services for $12,500 per month through April 1999. Fees under this agreement amount to approximately $90,000 for the nine months ended September 30, 1996.



(NOTE M)--PREFERRED STOCK:



    In January 1996, in a private placement offering, the Company sold 70 units, each unit consisting of 1 share of Series A 4% cumulative redeemable preferred stock and 1,608 common stock purchase warrants for $3,500,000. The preferred stock is mandatorily redeemable by the Company at a price per share equal to the original issuance price plus accrued dividends on the earlier of the date of a public offering of its common stock for minimum gross proceeds of $5,000,000 or January 17, 1997. In the event it is not redeemed through a public offering, the Company has the right to convert the preferred stock into 1,125,000 shares of common stock. If the preferred stock were converted into common stock at the date of

                  NOUVEAU INTERNATIONAL, INC. AND SUBSIDIARIES

               (INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED
            SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995 IS UNAUDITED)



(NOTE M)--PREFERRED STOCK: (CONTINUED)


issuance of the preferred stock (January 17, 1996), net loss per share for the nine months ended September 30, 1996 would have been ($.28). The Company is negotiating with the holders of the preferred stock to issue the preferred stockholders additional shares of common stock in exchange for agreeing not to sell the shares of Common Stock to be issued upon conversion of the preferred stock for a period of time. Such shares, if issued, will be accounted for as a dividend to the preferred shareholders. The preferred stock has a liquidation value equal to the redemption value. Each common stock purchase warrant entitles the holder to purchase one share of the Company's common stock at an exercise price of $.50 per share. The warrants expire in January 1999.



(NOTE N)--RELATED PARTY TRANSACTIONS:



    [1] In December 1994 the Company entered into a joint venture to distribute the Company's products in Europe. The joint venture company is called Nouveau Cordon Bleu ("NCB"). During the time in which the Company was in bankruptcy proceedings, the parties agreed to suspend all performance requirements provided for in the joint venture agreement. Sales to NCB since its inception amount to approximately $137,000. All of these sales occurred during the quarter ended March 31, 1996. The operations of NCB have been terminated and the Company will seek direct relationships with distributors for its products.


    [2] In addition, the Company sold certain vending machines to a stockholder in 1994 for $12,000.


(NOTE O)--OTHER:


    [1] In 1995 and 1994 sales to one customer amounted to $124,638 and $329,716 which represents 50% and 35% of net sales in each of these years, respectively. Accounts receivable due from this customer amounted to $21,873 at December 31, 1995.


    During the nine months ended September 30, 1996 sales to four customers amounted to $470,499 representing 84% of net sales and during the nine months ended September 30, 1995 sales to three customers amounted to $198,168 representing 91% of net sales.



    [2] Effective on November 18, 1996 the Chairman of the Board of Directors of the Company and certain other stockholders contributed 2,000,000 shares of common stock back to the Company reducing the number of shares of common stock outstanding to 9,249,988. The contribution of shares has been reflected retroactively to January 1, 1994 in the accompanying financial statements.

                         REPORT OF INDEPENDENT AUDITORS


To the Directors
Health Management, Inc.

    We have audited the balance sheet of Health Management, Inc. (a Florida Corporation) as at December 31, 1995 and the related statement of operations, changes in capital deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Health Management, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Richard A. Eisner & Company, LLP
New York, New York
March 11, 1996

                            HEALTH MANAGEMENT, INC.

                                 BALANCE SHEET

                            AS AT DECEMBER 31, 1995

Assets...........................................................................  $    -0 -
                                                                                   ---------
                                                                                   ---------

                                        LIABILITIES

Accrued expenses.................................................................  $   5,000
                                                                                   ---------

                                     CAPITAL DEFICIENCY

Common stock--authorized 10,000,000 shares of $.001 par value;
  issued and outstanding 4,500,000 shares........................................      2,960
Additional paid-in capital.......................................................    784,705
Accumulated deficit..............................................................   (792,665)
                                                                                   ---------
      Total capital deficiency...................................................     (5,000)
                                                                                   ---------
      TOTAL......................................................................  $    -0 -
                                                                                   ---------
                                                                                   ---------

              The accompanying notes are an integral part hereof.

                            HEALTH MANAGEMENT, INC.


                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1995


Revenue..........................................................................  $   - 0 -
Operating expenses:
  General and administrative.....................................................   (14,022)
                                                                                   ---------
NET LOSS.........................................................................  $(14,022)
                                                                                   ---------
                                                                                   ---------
Net loss per share...............................................................  $  (.003)
                                                                                   ---------
                                                                                   ---------
Weighted average number of common shares outstanding.............................  4,500,000
                                                                                   ---------
                                                                                   ---------

              The accompanying notes are an integral part hereof.

                            HEALTH MANAGEMENT, INC.

                   STATEMENT OF CHANGES IN CAPITAL DEFICIENCY

                                                                                ADDITIONAL                  TOTAL
                                                                     COMMON      PAID-IN    ACCUMULATED    CAPITAL
                                                                      STOCK      CAPITAL      DEFICIT     DEFICIENCY
                                                                   -----------  ----------  ------------  ----------
Balance--January 1, 1995.........................................   $   2,960   $  775,161   $ (778,643)  $     (522)
Net loss.........................................................                               (14,022)     (14,022)
Capital contributions............................................                    9,544                     9,544
                                                                   -----------  ----------  ------------  ----------
BALANCE--DECEMBER 31, 1995.......................................   $   2,960   $  784,705   $ (792,665)  $   (5,000)
                                                                   -----------  ----------  ------------  ----------
                                                                   -----------  ----------  ------------  ----------

              The accompanying notes are an integral part hereof.

                            HEALTH MANAGEMENT, INC.

                            STATEMENT OF CASH FLOWS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1995

Cash flows from operating activities:
  Net loss........................................................................  $ (14,022)
  Change in accrued expenses......................................................      4,478
                                                                                    ---------
    Net cash used in operating activities.........................................     (9,544)

Cash flows from financing activities:
  Capital contribution............................................................      9,544
                                                                                    ---------
NET CHANGE IN CASH................................................................       -0 -
Cash--beginning of year...........................................................       -0 -
                                                                                    ---------
CASH--END OF YEAR.................................................................  $    -0 -
                                                                                    ---------
                                                                                    ---------

              The accompanying notes are an integral part hereof.

                            HEALTH MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

(NOTE A)--ORGANIZATION AND BUSINESS:

    The Company was incorporated on March 19, 1981 and was engaged in providing management and consulting services. The Company was inactive since mid 1993.

(NOTE B)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Net loss per common share is based on the weighted average number of shares outstanding during the period after giving effect to a stock split of 1.52 for 1 on January 6, 1996.

(NOTE C)--SUBSEQUENT EVENT:

    In January 1996, Health Management, Inc. ("HMI") acquired all the outstanding common stock of Nouveau International, Inc. in exchange for shares representing 60% of HMI common stock. Concurrent with the transaction, HMI sold 70 units in a private placement, each unit consisting of 1 share of 4% cumulative redeemable preferred stock and 1,608 common stock purchase warrants, for $3,500,000. HMI changed its name to Nouveau International, Inc.


    The preferred stock is mandatorily redeemable at a price per share which is equal to the original issuance price plus accrued dividends on the earlier of the date of a public offering of its common stock for minimum gross proceeds of $5,000,000 or January 17, 1997 which is the beginning of the 13th month following the date of the sale of the preferred shares. If not redeemed through the public offering, the Company may, at its option, convert the preferred stock into 1,125,000 shares of common stock. The preferred stock has a liquidation value equal to the redemption value.



    Each common stock purchase warrant entitles the holder to purchase one share of the new Company's common stock at an exercise price of $.50 per share. The warrants expire in January 1999.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

    The following pro forma consolidated statement of operations gives effect to the acquisition of Nouveau International, Inc., for 60% of the outstanding stock of Health Management, Inc. This statement should be read in conjunction with the financial statements of Nouveau International, Inc. and Health Management, Inc. appearing elsewhere herein. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or what would have occurred if the merger had occurred at the beginning of the year, nor is it indicative of the future operating results or financial position of the Company.


                                                             HISTORICAL
                                                     ---------------------------
                                                        NOUVEAU        HEALTH
                                                     INTERNATIONAL, MANAGEMENT,     PRO FORMA
                                                         INC.           INC.       ADJUSTMENTS     PRO FORMA
                                                     -------------  ------------  -------------  -------------
Revenues:
  Net sales........................................   $   245,313                                $     245,313
  Cost of goods sold...............................       224,282                                      224,282
                                                     -------------                               -------------
      Gross profit.................................        21,031                                       21,031
                                                     -------------                               -------------
Operating expenses:
  General and administrative.......................       618,398    $   14,022                        632,420
  Selling..........................................        34,839                                       34,839
                                                     -------------  ------------                 -------------
                                                          653,237        14,022                        667,259
                                                     -------------  ------------                 -------------
Loss from operations...............................      (632,206)      (14,022)                      (646,228)
Gain from settlement of lawsuit....................     5,979,459                 $  (5,979,459 (1)          -0 -
Interest income....................................       105,216                                      105,216
Interest expense...................................       (32,352)                                     (32,352)
                                                     -------------  ------------  -------------  -------------
Income (loss) before extraordinary item............   $ 5,420,117    $  (14,022)  $  (5,979,459) $    (573,364)
                                                     -------------  ------------  -------------  -------------
                                                     -------------  ------------  -------------  -------------
Pro forma loss per share before extraordinary
  item.............................................                                              $        (.06)
                                                                                                 -------------
Pro forma weighted average shares outstanding......                                                  9,249,988
                                                                                                 -------------
                                                                                                 -------------


------------------------

(1) To adjust for nonrecurring gain on settlement of lawsuit.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.


                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           8
Use of Proceeds................................          16
Capitalization.................................          17
Price Range of Common Stock....................          18
Dividend Policy................................          18
Selected Financial Data........................          19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          21
Business.......................................          24
Management.....................................          32
Principal Stockholders.........................          35
Certain Transactions...........................          36
Description of Securities......................          37
Concurrent Sales by Selling Stockholders.......          38
Underwriting...................................          39
Legal Matters..................................          41
Experts........................................          41
Available Information..........................          42
Note Regarding Forward-Looking Statements......          42
Index to Financial Statements..................         F-1



                                1,100,000 SHARES


                                    NOUVEAU
                              INTERNATIONAL, INC.


                                  COMMON STOCK


                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                   AMERICORP
                                SECURITIES, INC.
                                          , 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                                1,654,225 SHARES
                          NOUVEAU INTERNATIONAL, INC.
                    COMMON STOCK, $.001 PAR VALUE PER SHARE


    This Prospectus relates to 1,654,225 shares of common stock, $.001 par value per share (the "Common Stock") of Nouveau International, Inc., a Delaware corporation (the "Company"), held by 21 holders (the "Selling Stockholders"). As to the 1,654,225 shares of Common Stock offered hereby, (i) up to an aggregate of 112,560 shares of Common Stock are issuable upon the exercise of certain warrants ("Warrants") which entitle the holder thereof to purchase one share of Common Stock at a price of $.50 per share, (ii) up to an aggregate of 491,665 shares of Common Stock are issuable upon the exercise of Warrants which entitle the holder thereof to purchase one share of Common Stock at a price of $2.00 per share, (iii) up to an aggregate of 100,000 shares of Common Stock are issuable upon the exercise of Warrants which entitle the holder thereof to purchase one share of Common Stock at a price of $2.00 per share issued by the Company in connection with the acquisition, by a third party, of the Company's facility located in West Goshen, Pennsylvania, and the leasing of such facility to the Company (the "Lease Warrants"), and (iv) 950,000 shares of Common Stock are held by one of the Selling Stockholders. The Selling Stockholders' Warrants were issued to the Selling Stockholders in private placements by the Company conducted in January, May, and July 1996. See "Selling Stockholders" and "Plan of Distribution."


    The Common Stock offered by the Selling Stockholders pursuant to this Prospectus may be sold from time to time by the Selling Stockholders or by their transferees. The distribution of the Common Stock offered hereby by the Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

    The Selling Stockholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

    The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."


    On the date of this Prospectus, a registration statement under the Securities Act with respect to an underwritten public offering by the Company of 1,100,000 shares of Common Stock was declared effective by the Securities and Exchange Commission (the "Commission"). The Company will
receive approximately $        in net proceeds from such offering (assuming no
exercise of the Underwriter's overallotment option) after payment of underwriting discounts and commissions and estimated expenses of such offering.
                            ------------------------


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
              SUBSTANTIAL DILUTION. SEE "RISK FACTORS" APPEARING
                                       ON PAGE 8.

                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.
                            ------------------------

                The date of this Prospectus is            , 1996

                              SELLING STOCKHOLDERS

    An aggregate of up to 1,654,225 shares of Common Stock may be offered for resale by the investors listed below.

    The following table sets forth certain information with respect to each Selling Stockholder for whom the Company has registered Common Stock for resale to the public. The Company will not receive any of the proceeds from the sale of such shares of Common Stock. There are no material relationships between any of the Selling Stockholders and the Company or any of its predecessors or affiliates, nor have any such material relationships existed within the past three years, except as footnoted below. Except as described below, no Selling Stockholder will beneficially own any Common Stock of the Company if the Selling Stockholders' Common Stock is sold.


                                             NUMBER OF SHARES OF                                 NUMBER OF SHARES OF
                                             COMMON STOCK OWNED      NUMBER OF SHARES OF         COMMON STOCK OWNED
           SELLING STOCKHOLDER                PRIOR TO OFFERING    COMMONS STOCK TO BE SOLD        AFTER OFFERING
------------------------------------------  ---------------------  ------------------------  ---------------------------
Road & Show Cellular (East), Inc..........              6,432                    6,432                        0
CNCA VCT Brunoy/Account BFP Paris.........              8,040                    8,040                        0
Kenneth J. Anderson.......................              4,824                    4,824                        0
Paul J. Loughlin..........................              3,216                    3,216                        0
ERBA Co., Inc.............................              6,432                    6,432                        0
Little Hampton Investments, Ltd...........              8,040                    8,040                        0
Chardon Financial, Inc....................              8,040                    8,040                        0
Stuart Gruber.............................           23,098.6                 23,098.6                        0
Alletta Orlando...........................             25,728                   25,728                        0
Gertrude Shear............................              1,608                    1,608                        0
First Rock Trustees Ltd...................              3,216                    3,216                        0
Steven Yablon and Shelley Yablon..........              4,824                    4,824                        0
Herman Jeffer.............................             16,080                   16,080                        0
Andrew Green..............................              3,216                    3,216                        0
Anthony Lotito and Joy Lotito.............              6,432                    6,432                        0
Albert Darrell Braswell...................            166,666                  166,666                        0
Craig S. Boyd.............................            183,333                  183,333                        0
Banque SCS Aliance SA.....................             83,333                   83,333                        0
Egger & Co................................             83,333                   83,333                        0
Melvin Paradise...........................           41,666.5                 41,666.5                        0
Neil A. Rosenfeld and Martin E. Rosenfeld
  as Tenants in Common....................           16,666.6                 16,666.6                        0
CSB Financial, LLC (1)....................            950,000                  950,000                        0
                                                                                                              -
                                                  -----------              -----------
Total.....................................        1,654,224.7              1,654,224.7                        0
Rounded Totals............................          1,654,225                1,654,225                        0


------------------------

(1) Kalman Carmel, a key consultant of the Company, is a member and affiliate of the referenced entity. David J. Roth, a Director of the Company, is a trustee of a trust owning approximately a 2.6% interest in the referenced entity.

                              PLAN OF DISTRIBUTION

    The sale of the shares of Common Stock by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions, by or for the account of, the Selling Stockholders) in the over-the-counter market or in negotiated transactions, through the writing of options on the securities, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

    The Selling Stockholders may effect such transactions by selling their shares of Common Stock directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase Common Stock as principals and thereafter sell the Common Stock from time to time in the over-the-counter market in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).


    Each Selling Stockholder entitled to shares of Common Stock upon the exercise of the Warrants has agreed that such shares of Common Stock may not be publicly resold or otherwise disposed of prior to the date one year from the date of this Prospectus. The shares of Common Stock held by CSB Financial, LLC may not be sold for the period of 18 months from the date of this Prospectus. In each such case, such securities may be sold prior to such dates with the prior written consent of Americorp Securities, Inc.


    Under applicable rules and regulations under the Securities Exchange Act of 1934 ("Exchange Act"), any person engaged in the distribution of the shares of Common Stock offered hereby may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least two (and possibly nine) business days prior to the commencement of such distribution. Accordingly, in the event that Americorp Securities, Inc., the Underwriter of the Company's public offering, is engaged in a distribution of the Selling Stockholders' shares of Common Stock, it will not be able to make a market in the Company's Common Stock during the applicable restrictive period. However, the Underwriter has not agreed to, nor is it obliged to, act as broker-dealer in the sale of the Selling Stockholders' shares of Common Stock. The Selling Stockholders may be required, and in the event the Underwriter is a market maker, will likely be required, to sell such Common Stock through another broker-dealer. In addition, each Selling Stockholder desiring to sell Common Stock will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A, and 10b-7, which provisions may limit the timing of the purchases and sales of the Common Stock by such Selling Stockholders.

    The Selling Stockholders and broker-dealers, if any, acting in connection with such sale, might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

                           CONCURRENT PUBLIC OFFERING


    On the date of this Prospectus, a Registration Statement was declared effective under the Securities Act with respect to an underwritten offering by the Company of 1,100,000 shares of Common Stock by the Company and up to 165,000 additional shares of Common Stock to cover over-allotments, if any.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3

Risk Factors...................................           8

Use of Proceeds................................          16

Capitalization.................................          17

Price Range of Common Stock....................          18

Dividend Policy................................          18

Selected Financial Data........................          19

Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          21

Business.......................................          24

Management.....................................          32

Principal Stockholders.........................          35

Certain Transactions...........................          36

Description of Securities......................          37

Concurrent Sales by Current Stockholders.......          38

Underwriting...................................          39

Legal Matters..................................          41

Experts........................................          41

Available Information..........................          42

Note Regarding Forward-Looking Statements......          42

Financial Statements...........................         F-1


                                1,654,225 SHARES

                                    NOUVEAU
                              INTERNATIONAL, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                   AMERICORP
                                SECURITIES, INC.

                                          , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses);


SEC Registration Fee...........................................  $11,343.62
Legal Fees and Expenses........................................  150,000.00*
Blue Sky Fees (including counsel fees).........................   45,000.00*
NASD Filing Fees...............................................    3,789.64
Accounting Fees and Expenses...................................   75,000.00*
Transfer Agent and Registrar Fees..............................    5,000.00*
Printing and Engraving Expenses................................   60,000.00
Representative's Non-Accountable Expense Allowance.............  165,000.00(1)
Miscellaneous..................................................   29,866.74*
Total..........................................................  $545,000.00*(1)


------------------------


(1) Representative's Non-Accountable Expense Allowance and Total are estimated to be $189,750 and $569,750 respectively, if the Underwriters' over-allotment option is exercised in full.


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. The Company's Certificate of Incorporation includes the following language:

       "No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however that to the extent required by the provisions of paragraph 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute, or any laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under paragraph 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director derived an improper personal benefit or
    (v) for any act or omission occurring prior to the date when the provision becomes effective. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation on personal liability provided herein, personal liability shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article Fifth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification."

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth below in chronological order is information regarding the numbers of shares of Common Stock sold by the Company, the number of options issued by the Company, and the principal amount of debt instruments issued by the Company since January 16, 1996 (inception), the consideration received by the Company for such shares, options and debt instruments and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed. None of these securities was registered under the Securities Act. Except as otherwise indicated, no sales of securities involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.


    During January 1996, the Company issued 6,750,000 shares of Common Stock in a reincorporation merger with Health Management, Inc., a Florida corporation. On January 17, 1996, the Company issued an aggregate of 70 units, each unit consisting of one share of Series A 4% Cumulative Preferred Stock and warrants exercisable for an aggregate of 1,608 shares of Common Stock to accredited investors for $50,000 per unit. On January 17, 1997, the Company converted the outstanding Series A 4% Cumulative Preferred Stock into 1,125,000 shares of Common Stock pursuant to the terms of such series of Preferred Stock. In connection therewith and in order to induce the holders of such preferred stock to agree to certain restrictions on transfer of the shares of Common Stock issuable on such conversion, the Company issued to such holders in the aggregate an additional 675,050 shares of Common Stock. The holders of such Common Stock have agreed not to publicly sell or otherwise dispose of such shares of Common Stock for a period of one year from the date of this Prospectus.


    During May and July 1996, the Company sold an aggregate of 5.9 units, each unit consisting of $250,000 principal amount of Series A 10% Senior Notes and 83,333 common stock purchase warrants to accredited investors for $250,000 per unit.


    During October 1996, the Company issued warrants to acquire 100,000 shares of Common Stock to an accredited investor in connection with the acquisition and leasing to the Company of the facility which the Company presently utilizes as its baking facility.


    Each of the foregoing transactions was exempt from registration under the Securities Act by virtue of the provisions of Rule 506 under the Securities Act and/or Section 4(2) and/or Section 3(b) of the Securities Act. Each purchaser of the securities described above has represented that he/she/it understands that the securities acquired may not be sold or otherwise transferred absent registration under the Securities Act or the availability of an exemption from the registration requirements of the Securities Act, and each certificate evidencing the securities owned by each purchaser bears upon issuance a legend to that effect.

ITEM 16. EXHIBITS

    (a) The following exhibits are filed herewith:


EXHIBIT NO.
-----------
      1.1    Form of Underwriting Agreement

      3.1**  Certificate of Incorporation, as amended

      3.2**  Bylaws

      3.3*   Form of Certificate of Amendment to Certificate of Incorporation

      4.1    Form of Representative's Warrant

      5.1*   Opinion of Brock Fensterstock Silverstein McAuliffe & Wade LLC

     10.0**  Agreement and Plan of Merger By and Among Health Management, Inc. and Nouveau International,
              Inc., dated January 18, 1996

     10.1**  Form of Master Distributorship Agreement

       11    Nouveau International, Inc. and Subsidiaries Computation of Per Share Data

     21.0(d)** Subsidiaries of the Registrant

     23.1    Consent of Richard A. Eisner & Company, LLP

     23.2*   Consent of Brock Fensterstock Silverstein McAuliffe & Wade LLC (contained in the Opinion filed as Exhibit 5.1).

     24.1*** Power of Attorney (set forth on the signature page hereof)

     27.0(d)** Financial Data Schedule


------------------------

  * To be filed by amendment.

 ** Incorporated by reference from registrant's current report on Form
    10-KSB/A-1, filed July 1, 1996.


*** Previously filed.


ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

           (iii) to include any additional or changed material information on the plan of distribution;

        (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The Registrant hereby undertakes that it will:

        (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

        (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

    (d) The Registrant hereby undertakes that it will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Exton, Pennsylvania on December 23, 1996.



                                NOUVEAU INTERNATIONAL, INC.

                                By:            /s/ GARY W. BLACK, SR.
                                     -----------------------------------------
                                                 Gary W. Black, Sr.
                                       CHAIRMAN OF THE BOARD OF DIRECTORS AND
                                              CHIEF EXECUTIVE OFFICER




    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board of
                                  Directors and Chief
    /s/ GARY W. BLACK, SR.        Executive Officer
------------------------------    (Principal Executive,      December 23, 1996
      Gary W. Black, Sr.          Financial, and
                                  Accounting Officer)

              *
------------------------------  Director                     December 23, 1996
        David J. Roth

              *
------------------------------  Production Manager,          December 23, 1996
     Frederick W. Johnson         Secretary, and Director

              *
------------------------------  President, Chief Operating   December 23, 1996
       Robert J. Brock            Officer, and Director

* By:     /s/ Gary W. Black,
Sr.
----------------------------
            Attorney-in-Fact